Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.1

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of  August, 04, 2015 (the “Signing Date”) by and between JSC “Pharmstandard- Ufimskiy Vitamin Plant”, a company registered under the laws of the Russian Federation, with offices at Khudajberdina str., 28, Ufa, Bashkortostan, Russian Federation (hereinafter referred to as “Pharmstandard”) and AVEO PHARMACEUTICALS, INC., a Delaware corporation with its principal offices at One Broadway, 14th Floor, Cambridge, Massachusetts 02142, U.S.A. (“AVEO”). AVEO and Pharmstandard may each be referred to herein individually as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, AVEO and KHK (as defined herein) have previously entered into the KHK Agreement (as defined herein) under which they have collaborated in the development, manufacture and commercialization of products incorporating the proprietary compound known as tivozanib for the treatment of cancer, with AVEO holding the rights to develop and commercialize such products outside of Asia;

WHEREAS, Pharmstandard is engaged in the development, manufacturing and commercialization of pharmaceutical products in the Russian Federation and other CIS countries; and

WHEREAS, Pharmstandard is interested in obtaining an exclusive right and license to develop, seek marketing authorization for, and to commercialize, tivozanib for use in the Field in the Pharmstandard Territory (as each of such terms is defined herein), and AVEO is willing to grant such rights and licenses to Pharmstandard on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The initially capitalized terms below in this Article have the following meanings as used throughout this Agreement. Derivative forms of these defined terms shall be interpreted accordingly.

1.1“Affiliate” means, with respect to a Party, any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party.  For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management or policies of the entity, whether by law, contract or otherwise.

1.2“Annual Regulatory Report” has the meaning given in Section 2.4(a).

1.3“Applicable Law” means all state, regional, national, international and supranational laws, rules and regulations, including without limitation those imposed or issued by any governmental or regulatory authority that apply from time to time for any activity performed in the Pharmstandard Territory in furtherance of this Agreement.

1.4“AVEO Indemnitee” has the meaning given it in Section 8.1(a).

1.5“AVEO Program Inventions” means any and all Inventions, other than Joint Inventions, that are discovered, made or conceived after the Signing Date by employees of AVEO or its respective Affiliates or Third Parties acting on behalf of or in conjunction with AVEO or its respective Affiliates, which relate to (i) the Licensed Compound or Licensed Product, (ii) any method of making, using (including a method of administration or dosage form) or testing the Licensed Compound or a Licensed Product, or (iii) any article necessary or useful to practice (or in the case of testing, of or for the presence of)  any method described in clause (ii) above.

1.6“AVEO Program Invention Patents” means all Patents claiming or disclosing AVEO Program Inventions.

1.7“AVEO Territory” means all of the countries of the world, and their respective territories and possessions, other than the Pharmstandard Territory (as defined herein).

1.8“Bulk” means a Licensed Product manufactured and packaged in primary packaging, but not packed yet into secondary packaging for sale.

1.9“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in New York, New York, U.S.A. and the Russian Federation are authorized or obligated by applicable laws to close.

1.10“Clinical Regulatory Filings” means data, filings, reports or materials relating to the Licensed Compound or Licensed Products submitted to the applicable Regulatory Authorities, including (a) data derived from clinical trials, and (b) data, filings or materials relating to or contained in any CMC submission or in a drug master file or filing serving a similar purpose in a regulatory jurisdiction in the Pharmstandard Territory.

1.11“CMC” means the Chemistry, Manufacturing and Controls portion of any application for Marketing Authorization.

1.12“Commercial Plan” has the meaning given it in Section 2.2(b).

1.13“Commercially Reasonable Efforts” means the efforts required in order to carry out a task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that a biopharmaceutical company would devote to a product of similar potential and having similar commercial and scientific advantages and disadvantages resulting from the company’s own research efforts (i.e., explicitly ignoring the royalty, milestone and all other payments due AVEO under this Agreement), taking into account its safety and efficacy, the competitiveness of alternative products, its proprietary position, pricing, reimbursement and other market-specific factors, and all other relevant factors.

Commercially Reasonable Efforts requires (without limitation) that the Party exerting such efforts (a) promptly assign responsibility for its obligations to specific employee(s) who are held accountable for progress and monitor such progress, on an ongoing basis, (b) set and continue to seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) make and implement decisions and allocate resources designed to advance progress with respect to such objectives, in each case in a commercially reasonable manner.

1.14“Competitive Infringement” has the meaning given it in Section 5.4(b).

1.15“Confidential Information” means all proprietary confidential non-public information received by either Party from the other Party or disclosed by either Party to the other Party pursuant to this Agreement, which information is disclosed under circumstances reasonably indicating that it is and should remain confidential.  As between the Parties, the KHK Agreement is the Confidential Information of AVEO.  Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent evidence:

(a)is or was publicly disclosed and made generally available to the public by the disclosing Party, either before or after it becomes known to the receiving Party;

(b)was known to the receiving Party, without obligation to keep it confidential, prior to the date of disclosure by the disclosing Party;

(c)is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential and without a breach of such Third Party’s obligations of confidentiality;

(d)has been publicly disclosed or made generally available to the public other than through any act or omission of the receiving Party in breach of this Agreement; or

(e)has been independently developed by the receiving Party without the aid, application or use of the disclosing Party’s Confidential Information (competent proof of which must be contemporaneous with such independent development).

1.16“Control” means, with respect to any Know-How, Patent or other intellectual property right, owned or possessed by a Party, directly or through an Affiliate controlled by such Party (whether by ownership or a sublicensable license (other than pursuant to this Agreement)) of the ability to grant a license or sublicense as provided for herein without violating the terms of any pre-existing written agreement with any Third Party.  Any Patent, Know-How or other intellectual property right that is licensed or acquired by a Party following the Signing Date and that would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any licenses or sublicenses granted to the other Party under this Agreement would require the granting Party to make any additional payments or royalties to a Third Party in connection with such license or sublicense grants, unless the other Party agrees to pay the additional payments or royalties to the Third Party.

1.17“Development Plan” means the initial development plan attached hereto as Exhibit A, and, for each calendar year following the Signing Date, a written updated plan describing, in reasonable detail, activities being undertaken or planned to be undertaken by Pharmstandard and its Affiliates and Sublicensees during such year directed to the development of, and preparation and filing of applications for Marketing Authorization for, Licensed Products, and which contains the information required by Section 2.3(a).

1.18“Dispute” has the meaning given it in Section 10.1.

1.19“Distributor” means any non-Sublicensee Third Party (i.e., any Third Party that is not granted a sublicense under the Licensed Technology) that has been granted the right to distribute or resell in the Pharmstandard Territory any quantities of Licensed Product, which quantities are provided by Pharmstandard or its Affiliates.

1.20“Dollar” or “$” means United States Dollars.

1.21“Field” means the diagnosis, prevention and treatment of any disease or condition in humans other than non-oncologic diseases or conditions of the eye.

1.22“First Commercial Sale” means, with respect to any Licensed Product, the first sale by Pharmstandard or one of its Affiliates or Sublicensees to a Third Party of such Licensed Product in a country in the Pharmstandard Territory after Marketing Authorization of such Licensed Product has been obtained in such country.

1.23“Force Majeure” has the meaning given it in Section 11.3.

1.24“FTE” means a full-time equivalent person year of scientific, technical, regulatory or professional work.  Unless the Parties otherwise agree in writing, a FTE shall consist of [**] hours per year, with any portion of a FTE calculated based upon hours worked divided by such annual total.

1.25“FTE Rate” means, unless the Parties otherwise agree in writing, [**] Dollars ($[**]) per FTE.

1.26“GAAP” means U.S. generally accepted accounting principles and, with respect to Pharmstandard and any of its Affiliates or Sublicensees, similar internationally recognized accounting principles and procedures, consistently applied.

1.27“Generic Product” means, with respect to a Licensed Product in any country in the Pharmstandard Territory, any product that contains the same active pharmaceutical ingredient as such Licensed Product; provided, however, that a product licensed or produced by Pharmstandard or its Affiliates or Sublicensee(s) (i.e., an authorized generic product) will not constitute a Generic Product.

1.28“Good Manufacturing Practices” or “GMPs” mean those practices related to the manufacture of active pharmaceutical ingredients and their intermediates laid down in international guidelines and regulations such as ICH Q7 Note for Guidance on Good Manufacturing Practice for Active Pharmaceutical Ingredients and ICH Q3C Impurities:

Guideline for Residual Solvents and those practices related to the manufacture of medicinal products for human use laid down in international guidelines and regulations such as the GMP rules of the World Health Organization and the European Union Guide to Good Manufacturing Practice (Eudralex Volume 4).

1.29“Infringement” has the meaning given it in Section 5.4(a).

1.30“Invention” means any and all patentable inventions first conceived or reduced to practice by or on behalf of either Party or any of its Affiliates or Sublicensees in the course of activities under this Agreement.  Inventorship of all Inventions shall be determined in accordance with Applicable Law in the country in which the Invention was first conceived.

1.31“Joint Inventions” means any and all Inventions that are discovered, made, or conceived after the Signing Date jointly by (a) one or more employees of AVEO or its Affiliates or Third Parties acting on behalf of or in conjunction with AVEO or its Affiliates, and (b) one or more employees of Pharmstandard or its Affiliates or Sublicensees or Third Parties acting on behalf of or in conjunction with Pharmstandard or its Affiliates or Sublicensees.

1.32“Joint Patents” means all Patents that claim Joint Inventions.

1.33“KHK” means Kyowa Hakko Kirin Co., Ltd., a Japanese corporation with its principal offices at 1-6-1, Ohtemachi, Chiyoda-ku, Tokyo, 100-8185, Japan

1.34“KHK Agreement” means that certain License Agreement entered into as of December 21, 2006 by and between AVEO and KHK, as amended from time to time.

1.35“KHK Indemnitee” has the meaning given it in Section 8.1(b).

1.36“KHK Territory” means the following countries and their respective territories and possessions:  Afghanistan, Bahrain, Bangladesh, Bhutan, Brunei, Cambodia, India, Indonesia, Iran, Iraq, Israel, Japan, Jordan, Kuwait, Laos, Lebanon, Malaysia, Maldives, Mongolia, Myanmar, Nepal, North Korea, Oman, Pakistan, People’s Republic of China (including Hong Kong and  Macao), Philippines, Qatar, Saudi Arabia, Singapore, South Korea, Sri Lanka, Syria, Taiwan, Thailand, Timor Leste, Turkey, United Arab Emirates, Vietnam and Yemen.

1.37“Know-How” means all information, techniques, data, inventions, practices, methods, processes, knowledge, skill, experience, technical data, test results (including pharmacological, toxicological, clinical, analytical and quality control data, regulatory submissions, correspondence and communications, and marketing, distribution, pricing, cost, manufacturing, patent and legal data or descriptions), as well as other proprietary and confidential trade secrets (know-how) that have actual or potential value being not-known to Third Parties, to which there is no free legal access and which are duly kept secret in full compliance with Applicable Law.

1.38“Licensed Compound” means (i) the chemical compound 1-[2-chloro-4-(6,7-dimethoxyquinolin-4-yl)oxyphenyl]-3-(5-methyl-1,2-oxazol-3-yl)urea, otherwise known as tivozanib, and (ii) any and all pharmaceutically acceptable, acids, bases, esters, isomers, enantiomers, salts, stereoisomers, racemates, tautomers, polymorphs, complexes, chelates, crystalline and amorphous forms, prodrugs, solvates (including hydrates), metabolites and metabolic precursors (whether active or inactive) thereof.

1.39“Licensed Know-How” means all Know-How that is Controlled by AVEO as of the Signing Date and is necessary to develop, manufacture or commercialize the Licensed Compound or a Licensed Product in the Field including, but not limited to, the Listed AVEO Know-How, and (b) all Clinical Regulatory Filings, Safety Data and CMC data related to such Know-How Controlled by AVEO after the Signing Date and during the Term.  For purposes of clarity, Licensed Know-How includes, to the extent Controlled by AVEO, “Licensed Know-How” (as defined in the KHK Agreement) licensed by KHK to AVEO pursuant to the KHK Agreement.

1.40“Licensed Patents” means (a) the Listed AVEO Patents, (b) the AVEO Program Invention Patents, (c) AVEO’s interest in the Joint Patents and (d) all other Patents Controlled by AVEO during the Term that claim or otherwise cover the Licensed Compound or any Licensed Product, or method of making, using (including methods of administration and dosage forms) or testing of any of the foregoing any such method), but excluding any Patent in-licensed by AVEO after the Signing Date for which AVEO would owe a Third Party consideration if AVEO grants rights thereunder to Pharmstandard, unless Pharmstandard agrees in writing to make all payments to AVEO’s licensor associated with the sublicense of the applicable Patent(s) to Pharmstandard.

1.41“Licensed Product Biomarker” means any and all biomarkers (including metabolite, DNA, RNA and protein profiles) discovered or developed by or on behalf of AVEO or Pharmstandard during the Term that (a) are for use with (including use in clinical testing of or use in any decision whether to prescribe), or (b) relate to, are associated with or are correlated with patient populations who do or do not respond to treatment with, in the case of each of (a) and (b), any one (1) or more Licensed Product(s).  For purposes of clarity, Licensed Product Biomarkers include biomarker tests for detecting and measuring levels of any of the biomarker molecules described in the preceding sentence, whether in the form of testing products, test kits or tests performed at a centralized testing laboratory.  Any such biomarker or biomarker test is a Licensed Product Biomarker regardless of its stage of discovery, development, advancement or commercialization, and whether or not the biomarker or biomarker test is already validated or recognized by any Regulatory Authority.  For purposes of this definition, biomarkers or biomarker tests “discovered or developed by or on behalf of AVEO or Pharmstandard” include those discovered or developed by AVEO’s or Pharmstandard’s respective Affiliates, Sublicensees or contractors.

1.42“Licensed Product” means (a) any and all pharmaceutical compositions that contain the Licensed Compound and (b) other than for purposes of Article 4 hereof, a Licensed Product Biomarker, intended for use in the Field, manufactured by Pharmstandard or its Affiliate.

1.43“Licensed Technology” means both Licensed Patents and Licensed Know-How.

1.44“Listed AVEO Know-How” means the Licensed Know-How described in Exhibit C.

1.45“Listed AVEO Patents” means (a) all current patents and patent applications listed in Exhibit B, as may be amended from time to time during the Term; (b) all patent applications (including provisional and utility applications) filed after the Signing Date claiming priority to or having common priority with or based on any of the foregoing, including all divisionals, continuations, continuations-in-part, patents of addition and substitutions of any of the foregoing; (c) all patents issuing on any of the foregoing, and all reissues, reexaminations, renewals and extensions of any of the foregoing, (d) all counterparts to the foregoing in all other countries; and (e) all supplementary protection certificates, restoration of patent term and other similar rights related to any of the foregoing.

1.46“Losses” has the meaning given it in Section 8.1(a).

1.47“M&A Event” has the meaning given it in Section 11.8.

1.48“Marketing Authorization” means, with respect to a Licensed Product, all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations and authorizations of any Regulatory Authority necessary in compliance with Applicable Law for the manufacture, distribution, use or sale of such Licensed Product in a regulatory jurisdiction in the Pharmstandard Territory excluding, for the avoidance of doubt, any approval or governmental decision establishing a price for a Licensed Product that can be charged to consumers and will be reimbursed by the applicable government authority(ies) in such jurisdiction.  For clarity, the Marketing Authorizations with respect to the Licensed Products in the Pharmstandard Territory shall be issued in the name of Pharmstandard or its designated Affiliate.

1.49“Net Sales” means the gross amount invoiced by Pharmstandard or its Affiliates and Sublicensees for the sale of Licensed Products in the Pharmstandard Territory (excluding VAT), less any of the following applicable deductions related to such sale, to the extent actually paid, granted or accrued and, except in the case of (e), included in the invoiced amounts:

(a)normal, customary trade discounts (including volume discounts), credits, chargebacks, reductions, and rebates, and allowances and documented adjustments including without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods, rejections, recalls, outdated products, returns granted or given to Third Parties (including, without limitation, in connection with any Regulatory Authority subsidized programs, in each event whether voluntary or required);

(b)freight, shipping, insurance, sales, use, excise, value-added and similar customs, taxes, tariffs or duties imposed on such sale, transfer, or other disposition;

(c)credits actually given or allowances actually made for wastage replacement, governmental program rebates, indigent patient and similar programs to provide Licensed Product on a no-profit or at-cost basis, to the extent actually deducted from the gross amount invoiced and either not required to be paid by, or refunded to, the customer or other payor;

(d)amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions (to be clear, other than retroactive price reductions granted as part of any collections efforts or to resolve uncollectible accounts) or due to recalls or government laws or regulations requiring rebates; and

(e)an allowance for bad debt and uncollectible accounts, not to exceed [**] percent ([**]%) of the gross amount invoiced and not to exceed the amount of the allowance actually used by the invoicing entity to account for bad debt and uncollectible accounts with respect to such invoiced amounts to prepare the invoicing entity’s audited financial statements for financial reporting purposes.

Even if there is overlap between any of deductions (a)-(d), each individual item shall only be deducted once in each Net Sales calculation.  Bad debt and uncollectible accounts shall be addressed solely by the deduction of the allowance provided for in clause (e) above in this paragraph, and any write-off of bad debt or uncollectible accounts shall not be deemed encompassed in any of deductions (a)-(d).  Net Sales shall not include amounts for any Licensed Product furnished to a Third Party for which payment is not intended to be and is not received, such as Licensed Products used in clinical trials or Licensed Products distributed as promotional or free goods; provided that the amounts of such Licensed Products so made available are reasonable for the intended purpose and within customary amounts; and provided, further, that this sentence is not intended to address accounting for quantities of Licensed Products associated with bad debt or uncollectible accounts (which, to be clear, shall be dealt with only under clause (e) above).

Net Sales excludes amounts from sales or other dispositions of the Licensed Compound between Pharmstandard and any of its Affiliates, Sublicensees or Third Party vendors.

Net Sales excludes amounts from sales or other dispositions of Licensed Product between Pharmstandard and any of its Affiliates or Sublicensees, solely to the extent that such entity purchasing a Licensed Product resells such Licensed Product to a Third Party and such resale is included in Net Sales.

Net Sales includes sales to any Distributor.  If, in addition to or in lieu of a transfer price paid for quantities of Licensed Product supplied, any Distributor provides consideration to Pharmstandard or its Affiliates or Sublicensees in connection with the grant of rights to distribute any Licensed Product, then such consideration shall be included in the calculation of Net Sales in the quarter in which it is received by Pharmstandard, its Affiliates or Sublicensees.  For the avoidance of doubt, if Pharmstandard should use any Distributor or an Affiliate or Sublicensee as an agent or commissionaire to perform the sales, Net Sales calculation should be based on the Net Sales of such agent or commissionaire.

Net Sales amounts shall be determined from the books and records of Pharmstandard and its Affiliates and Sublicensees maintained in accordance with GAAP, and such amounts shall be calculated using the same accounting principles used for other products of Pharmstandard and its Affiliates and Sublicensees for financial reporting purposes.

1.50“Other Licensee(s)” means any Third Party to which AVEO, KHK or any of their respective Affiliates has granted a license or sublicense to research, develop, manufacture or commercialize the Licensed Compound or a Licensed Product outside of the Pharmstandard Territory or for use outside of the Field.

1.51“Party” and “Parties” have the meanings given such terms in the opening paragraph of this Agreement.

1.52“Patent” means any patent application or patent anywhere in the world, including all of the following kinds:  provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any supplementary protection certificates, restoration of patent terms and other similar rights.

1.53“Pharmstandard Indemnitee” has the meaning given it in Section 8.2(a).

1.54“Pharmstandard Know-How” means all Know-How that Pharmstandard develops or owns or Controls during the Term that relates in any way to the Licensed Compound or Licensed Products, or any method of making, using (including methods of administration or dosage forms) or testing of any of the foregoing (or any article necessary or useful to practice any such method).  The Pharmstandard Know-How includes all clinical data generated in clinical trials of a Licensed Product by Pharmstandard or its Affiliates.

1.55“Pharmstandard Patents” means all Patents that claim Pharmstandard Program Inventions.

1.56“Pharmstandard Program Inventions” means any and all Inventions, other than Joint Inventions, that are discovered, made, or conceived after the Signing Date by employees of Pharmstandard or its Affiliates or Third Parties acting on behalf of or in conjunction with Pharmstandard or its Affiliates, which relate to (i) the Licensed Compound or Licensed Product, (ii) any method of making, using (including a method of administration or dosage form) or testing the Licensed Compound or a Licensed Product, or (iii) any article necessary or useful to practice (or in the case of testing, of or for the presence of)  any method described in clause (ii) above.

1.57“Pharmstandard Territory” means the following countries and their respective territories and possessions:  Azerbaijan, Armenia, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russian Federation, Tajikistan, Turkmenistan, Uzbekistan and Ukraine.

1.58“Pharmstandard Third-Party Claim” has the meaning given it in Section 8.2(c).

1.59“Plans” means, as applicable, the Development Plan and/or Commercial Plan.

1.60“Pre-Approval Clinical Trial” means a controlled clinical trial of a Licensed Product in humans that (a) is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular disease or condition in a manner sufficient to file an application for Marketing Authorization for such Licensed Product, and (b)

the applicable Regulatory Authority in the Russian Federation requires in writing after the Signing Date to be performed prior to obtaining any Marketing Authorization of such Licensed Product for the treatment of renal cell carcinoma in the Russian Federation.  For clarity, a clinical trial required to be performed as a post-marketing commitment or as a conditional approval requirement shall not be a Pre-Approval Clinical Trial hereunder.

1.61“Prior Agreement” means the Confidential Disclosure Agreement effective August 5, 2014 between AVEO and InBio.

1.62“Program Inventions” means, collectively, AVEO Program Inventions, Pharmstandard Program Inventions and Joint Inventions.

1.63“Prosecuting Party” has the meaning given it in Section 5.2(c)(ii).

1.64“Recall” has the meaning given it in Section 2.13(a).

1.65“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Pharmstandard Territory involved in the granting of Marketing Authorization for pharmaceutical products.

1.66“[**]” has the meaning given it in Section [**].

1.67“Rospatent” means the Federal Service for Intellectual Property of the Russian Federation.

1.68“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis in the Pharmstandard Territory, the period beginning on the First Commercial Sale of such Licensed Product in such country until the last to occur of (a) the expiration of the last Valid Claim claiming or covering the composition, use or manufacture of the Licensed Product in the country in which such Licensed Product is manufactured or sold, or (b) the expiration of the last Marketing Authorization of such Licensed Product in such country or, (c) ten (10) years after the First Commercial Sale of such Licensed Product in such country.

1.69“Safety Data” means adverse event information and other information (if any) required by one (1) or more Regulatory Authorities to be reported to such Regulatory Authorities under Applicable Law.

1.70“SEC” has the meaning given it in Section 6.4(c)(iii).

1.71“Sublicensee” means a Third Party to whom Pharmstandard or its Affiliate has granted or will grant during the Term, as the case may be, a sublicense under any Licensed Technology.

1.72“Term” has the meaning given in Section 9.1.

1.73“Third Party” means any person or entity other than a Party or an Affiliate of a Party.

1.74“Third-Party Claim” has the meaning given it in Section 8.1(a).

1.75“Valid Claim” means, in any country within the Pharmstandard Territory, a claim of an issued and unexpired Patent within the Licensed Patents which has not been:  (a) disclaimed, cancelled, withdrawn or abandoned, (b) dedicated to the public, (c) declared invalid, unenforceable, unpatentable or revoked by a decision of a court, government agency other authority of competent jurisdiction from which no appeal can be or has been taken, or (d) admitted to be invalid or unenforceable through reexamination, reissue or otherwise.

1.76“VEGF Receptor Inhibitor” has the meaning given it in Section 7.3(b).

1.77“Withholding Taxes” has the meaning given it in Section 4.10.

ARTICLE 2

DEVELOPMENT AND COMMERCIALIZATION

2.1Diligence Obligations.  Pharmstandard shall, at its sole cost and expense, (a) use Commercially Reasonable Efforts to develop and commercialize the Licensed Product for the Field in the Russian Federation and throughout the rest of the Pharmstandard Territory and, without limiting the foregoing, (b) file, no later than the first anniversary of the Signing Date, an application for Marketing Authorization in the Russian Federation for a Licensed Product for the treatment of renal cell carcinoma; provided that the obligation in (b) above shall not apply if Pharmstandard is actively conducting a Pre-Approval Clinical Trial on the first anniversary of the Signing Date.  The scope of the foregoing development and commercialization activities shall include clinical development, manufacturing, process development and scale-up, seeking Marketing Authorization, providing for a reasonable commercial launch in each country where Marketing Authorization is obtained, and thereafter actively promoting to the appropriate audience(s) all Licensed Products for which Marketing Authorization has been obtained, and satisfying market demand for Licensed Products in the countries in which such Licensed Products have obtained Marketing Authorization.  Pharmstandard shall perform all of the foregoing activities in accordance with the highest prevailing industry standards and in compliance with all Applicable Law.  Pharmstandard shall not be relieved of its diligence obligations hereunder by the granting of any sublicense(s).  The activities and achievements of any Sublicensee(s) shall be counted, however, towards Pharmstandard’s performance hereunder.

2.2Plans and Meetings.

(a)Pharmstandard shall conduct Licensed Product development activities in accordance with the Development Plan.  No later than [**] days prior to each anniversary of the Signing Date, Pharmstandard shall deliver an updated Development Plan to AVEO.  Pharmstandard shall include in each annual update of the Development Plan:  (x) a summary of Licensed Product development activities in the prior year (including all Program Inventions from that year, meetings with Regulatory Authorities relating to Licensed Product, and a summary of preclinical and clinical trials from which data are available); (y) a detailed plan for Licensed Product development in the next year (including clinical trials that will be commenced together with proposed protocols or protocol summaries therefor, clinical trials that are expected to be completed, and applications for Marketing Authorization planned for filing); and (z) a high-level, long term plan for the clinical and regulatory development of Licensed Products through their Marketing Authorization in each country in the Pharmstandard Territory.

(b)Commercial Plans.  Beginning in the year in which the first application for Marketing Authorization of a Licensed Product is submitted in the Pharmstandard Territory, Pharmstandard shall deliver to AVEO, for information only, a written plan that summarizes, by country in the Pharmstandard Territory, sales expectations, target audience, promotional and launch activities and anticipated commercialization expense for Licensed Products (the “Commercial Plan”).  Once Pharmstandard begins to deliver Commercial Plans to AVEO, Pharmstandard shall provide an updated Commercial Plan to AVEO on at least an annual basis. The Parties agree that the Commercial Plans shall not be subject to any prior approval or consent by AVEO.

(c)Activities of Affiliates and Sublicensees.  Pharmstandard shall include in each Plan and update thereto the accomplishments and activities of its Affiliates and Sublicensees in the development and commercialization of Licensed Products for the Field in the Pharmstandard Territory as if such accomplishments were made, or activities were performed, by Pharmstandard.

(d)Meetings.  The Parties shall meet, either in person or by teleconference, immediately following the delivery of each new Plan or update thereto to AVEO, during which the Parties shall discuss (i) the contents of each such Plan or update thereto, (ii) the rationale for the overall development and commercial strategies being undertaken for Licensed Products and how those strategies manifest themselves in the applicable Plan, and (iii) all Program Inventions made or conceived by the Parties during the prior year.  During such teleconference or meeting, Pharmstandard shall consider openly and in good faith any concerns, questions or input that AVEO may have regarding the contents of each Plan, the activities being conducted by Pharmstandard, and the strategies being undertaken for Licensed Products in the Field.  The Parties shall also meet on at least a [**] basis thereafter until the first approval of a Licensed Product in the Russian Federation, after which time such meetings shall be on a [**] basis, either in person or by teleconference, during which meetings the Parties shall discuss (x) any modifications to a Plan that have been made since the previous meeting and the reasons for such modifications, it being understood that no modifications may be made to a Plan that would result in failure of the diligence obligations in Section 2.1 to be satisfied and (y) progress made in developing and commercializing Licensed Products in the Field since the previous meeting.

(e)Material Developments.  Pharmstandard shall provide AVEO prompt notice of any material or unexpected events related to the development of, or Marketing Authorization process for, Licensed Products in the Pharmstandard Territory in between the meetings described in Section 2.4(d).

(f)Disclosure to KHK.  Pharmstandard hereby acknowledges and agrees that the Plans, all updates thereto, and all other plans, reports, data and information provided to AVEO hereunder may be disclosed to KHK in accordance with and subject to the KHK Agreement and subject to the terms of Article 6 herein.

2.3KHK Clinical Trials in the Territory.

(a)Pharmstandard acknowledges that, under Section 3.8 of the KHK Agreement, KHK (whether itself or through its Affiliates, its licensees and distributors) retains the right to conduct clinical trials of Licensed Product in the Pharmstandard Territory if needed to support KHK’s (or its Affiliate’s or its licensee’s or distributor’s) development or commercialization of Licensed Products for the KHK Territory, subject to the prior written consent of AVEO.  Under the KHK Agreement, KHK has agreed to provide advance notification to AVEO before seeking to commence (i.e., before filing any clinical trial application to enable) such trials in the Pharmstandard Territory in order to obtain such consent, and so that KHK and AVEO and/or Pharmstandard, as applicable, may choose to coordinate their activities to the extent such parties desire to do so.

(b)To the extent that either Party receives any notification from KHK with respect to the proposed conduct of clinical trials in the Pharmstandard Territory, such Party shall promptly notify the other Party thereof, and the Parties shall cooperate with each other in good faith on an appropriate response to KHK with respect thereto and in discussions with each other and with KHK with respect to KHK’s proposed conduct of clinical trials in the Pharmstandard Territory.

(c)Notwithstanding anything in the foregoing to the contrary, as between Pharmstandard and AVEO, AVEO shall be responsible for interacting with KHK with respect to any proposed clinical trials in the Pharmstandard Territory.

2.4Sharing of Pharmstandard Clinical and Other Data.

(a)Annual Reports.  From time to time (but no less frequently than annually), Pharmstandard shall disclose to AVEO a written summary, in a form reasonably acceptable to AVEO, of clinical data with respect to the Licensed Compound and Licensed Products generated by or under authority of Pharmstandard since the last such disclosure.  It is understood that Pharmstandard’s obligation to provide summaries under this Section 2.4 can be fulfilled by providing a copy of the annual report describing clinical development with respect to Licensed Products conducted by or on behalf of Pharmstandard, that Pharmstandard (or others acting under its authority, including Sublicensees) provides to Regulatory Authorities in the Pharmstandard Territory (each an “Annual Regulatory Report”); it being understood that such Annual Reports shall be deemed Confidential Information of Pharmstandard and subject to the terms of Article 6 herein.

(b)Access to Information.  Upon the request of AVEO delivered reasonably in advance, Pharmstandard shall provide prompt and complete access to and the right to use for purposes of the development and commercialization of the Licensed Compound and Licensed Products for any purpose outside the Pharmstandard Territory or outside the Field in the Pharmstandard Territory, any clinical data, Clinical Regulatory Filings, Safety Data and CMC data generated by Pharmstandard, its Affiliates and its Sublicensees.  Pharmstandard shall include its Sublicensees’ Clinical Regulatory Filings data, Safety Data and CMC data in its reports to AVEO hereunder (or cause the Sublicensee to provide such a report to AVEO), and shall provide access to its Sublicensees’ Clinical Regulatory Filings and CMC data on the same basis as if the Sublicensees were such Party.  If requested by AVEO, the Parties shall discuss any of Pharmstandard’s Annual Regulatory Reports or other filings or data shared by Pharmstandard hereunder.  In addition to the reports, filings or data required to be shared as stated above in this Section 2.4, if reasonably necessary for AVEO or its Affiliates, KHK or Other Licensees to have access to the underlying raw data, case report forms or other original documents (including laboratory notebooks) generated by or on behalf of Pharmstandard (or its Affiliates and Sublicensees), Pharmstandard shall provide copies, or if required by Regulatory Authorities, access to the originals, of such items, it being understood that such reports, filings and data shall be deemed Confidential Information of Pharmstandard and subject to the terms of Article 6 herein.

(c)KHK Access.  Pharmstandard acknowledges that KHK has the right under the KHK Agreement to obtain access to any reports, filings and data provided by Pharmstandard (and its Affiliates and Sublicensees) hereunder, it being understood that such reports, filings and data shall be deemed Confidential Information of Pharmstandard and subject to the terms of Article 6 herein.

2.5Access to AVEO Information.  Upon the request of Pharmstandard delivered reasonably in advance, AVEO shall provide prompt and complete access to and the right to use for purposes of the development and commercialization of the Licensed Compound and Licensed Products for the Field in the Pharmstandard Territory, all Licensed Know-How.  If requested by Pharmstandard, the Parties shall discuss any of AVEO’s filings or data shared by AVEO hereunder.  In addition to the foregoing reports, filings or data, if necessary for Pharmstandard or its Affiliates or Sublicensees to have access to the underlying raw data, case report forms or other original documents (including laboratory notebooks) generated by or on behalf of AVEO (or its Affiliates and Other Licensees) to develop or commercialize the Licensed Compound and Licensed Products for the Field in the Pharmstandard Territory, AVEO shall provide copies, or if required by Regulatory Authorities in the Pharmstandard Territory, access to the originals, of such items solely for such purpose.  The Parties acknowledge that Pharmstandard, as a Sublicensee of AVEO under the KHK Agreement, has the right under the KHK Agreement to obtain access to any reports, filings and data related to Licensed Products in the Field provided by KHK to AVEO under the KHK Agreement; it being understood that (i) such reports, filings and data shall be deemed AVEO’s Confidential Information for purposes of this Agreement, and (ii) such access shall not be construed in any way to permit Pharmstandard (or its Affiliates or Sublicensees) to use such reports, filings or data outside of the scope of the licenses granted to Pharmstandard hereunder.

2.6Records; Access to Records.

(a)Pharmstandard shall maintain complete and accurate records of all work (including research, development, clinical, manufacturing and commercialization) it conducts (itself or through its Affiliates or Third Parties) under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement.  Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

(b)AVEO shall have the right to review and copy the records of Pharmstandard described in Sections 2.4 and 2.6(a) (including raw data to the extent provided for in Section 2.4(b)) at reasonable times to the extent necessary for AVEO or its Other Licensees to develop or commercialize the Licensed Compound and Licensed Products outside of the Field, or for any purpose outside of the Pharmstandard Territory.  With respect to filings made to a Regulatory Authority, Pharmstandard shall make available to AVEO original documentation of such records in connection therewith.  AVEO and its Other Licensees shall have the right to use the records of Pharmstandard for purposes of the development, manufacture or commercialization of the Licensed Compound and Licensed Products outside of the Field, or for any purpose outside of the Pharmstandard Territory, it being understood that such reports, filings and data shall be deemed Confidential Information of Pharmstandard and subject to the terms of Article 6 herein.  Pharmstandard acknowledges that KHK has the right to review and copy Pharmstandard’s records and data including, but not limited to, Safety Data and may use such records and/or data for purposes of development or commercialization of the Licensed Compound and Licensed Products in the KHK Territory, it being understood that such reports, filings and data shall be deemed Confidential Information of Pharmstandard and subject to the terms of Article 6 herein.

2.7Communications with Regulatory Authorities.

(a)Pharmstandard shall keep AVEO informed on an ongoing basis regarding its (or its Affiliate’s or Sublicensee’s) regulatory strategy, planned regulatory submissions and material communications with Regulatory Authorities with respect to all Licensed Products.  AVEO shall have the right to attend and observe (but not participate actively in) any material meeting or material conference call with any Regulatory Authority in the Pharmstandard Territory regarding any Licensed Product.  Pharmstandard shall not communicate with Regulatory Authorities outside of the Pharmstandard Territory regarding the Licensed Compound or any Licensed Product without AVEO’s advance written consent.  In addition, Pharmstandard shall promptly furnish to AVEO copies of all correspondence that Pharmstandard (or its Affiliate or Sublicensee) receives from, or submits to, any Regulatory Authority (including contact reports concerning conversations or substantive meetings) relating to any Licensed Product.  Pharmstandard shall also provide to AVEO any meeting minutes that reflect material communications with any Regulatory Authority regarding a Licensed Product.

(b)Pharmstandard acknowledges that KHK has the right to attend and observe (but not participate actively in) any material meeting or material conference call between Pharmstandard and any Regulatory Authority regarding Licensed Products in the Pharmstandard Territory and, if requested by AVEO, Pharmstandard shall reasonably cooperate with AVEO in coordinating the logistics of any such attendance or observation by KHK.

2.8Adverse Event/Safety Reporting Protocol.  No later than [**] days following the Signing Date or, if earlier, prior to the initiation by Pharmstandard of any human clinical trial of a Licensed Product, the Parties shall promptly mutually agree in writing as to a detailed protocol regarding the exchange of all adverse event information on an ongoing basis, including a timeline.  Such protocol must provide a timeline and scope for reporting between the Parties that is at least sufficient to allow both Parties and KHK to satisfy their reporting obligations to Regulatory Authorities during the Term, worldwide.  Once the protocol is agreed, each Party shall comply with it, and may propose updates to it from time to time.  Each Party shall reasonably consider the other’s proposed updates and not withhold consent to any such updates that are needed to allow a Party to satisfy its reporting requirements to Regulatory Authorities (current or future, worldwide).  Each Party shall require its Affiliates, Other Licensees, distributors (including the Distributors) and Sublicensees, as applicable, to also comply with such protocol.

2.9Legal Compliance.  In conducting any development activities hereunder, Pharmstandard shall, and shall use Commercially Reasonable Efforts to cause its Affiliates and Sublicensees to, ensure that its employees, agents, clinical institutions and clinical investigators comply with all applicable Regulatory Authority statutory and regulatory requirements with respect to Licensed Products, including those regarding protection of human subjects, financial disclosure by clinical investigators, approvals by research ethics committees, good clinical practices, good laboratory practices, Good Manufacturing Practices, and any conditions imposed by a reviewing research ethics committee or Regulatory Authority, and comparable laws, statutes and regulatory requirements throughout the Pharmstandard Territory.

2.10Support by AVEO. Pharmstandard may from time to time request the reasonable assistance of AVEO in supporting Pharmstandard’s development, regulatory affairs and manufacturing activities with respect to Licensed Compound and Licensed Products in the Pharmstandard Territory, including, but not limited to, facilitation of obtaining the technical documentation pursuant to Section 2.11 of this Agreement, as well as execution and delivery of any and all respective powers of attorney, other forms and documents as may be required under Applicable Law to implement or give effect to this Agreement and any of the transactions contemplated hereby.  Upon mutual written agreement of the Parties (including by e-mail communication to an employee at least as senior as Vice President) as to the scope and timing of such support, AVEO will use Commercially Reasonable Efforts to provide such agreed-upon support activities to Pharmstandard.  Pharmstandard shall reimburse AVEO for its reasonable costs and expenses incurred in performing such agreed-upon support activities, including fully-burdened FTE-based compensation for its employees at the FTE Rate and all out-of pocket expenses at cost, in each case within [**] days of a receipt of an invoice therefor; provided that, Pharmstandard shall have no obligation to reimburse AVEO for the first [**] person-hours of its employees providing such support activities.  The Parties agree that in each case Pharmstandard will approve in advance any of the foregoing costs and expenses to be reimbursed to AVEO.

2.11Technical Transfer

(a)CMC.  AVEO shall facilitate the Licensed Product manufacturing technology transfer to Pharmstandard and provide, upon Pharmstandard request, the technical documentation outlined in Exhibit D. If Pharmstandard decides to purchase Bulk and Licensed compound from AVEO current vendors, Aveo will provide Pharmstandard or a Third Party vendor specified by Pharmstandard, to supply Bulk and/or Licensed Compound, for manufacture, clinical development and/or commercialization of the Licensed Product, with introductions to AVEO’s current vendors for Bulk and Licensed Compound and will take reasonable steps to facilitate making direct contracts with such vendors to secure that Pharmstandard obtain Bulk and/or Licensed Compound supply from such vendors.

(b)Licensed Technology Transfer and Other Data Sharing. Within [**] Business Days of the Signing Date, AVEO shall furnish Pharmstandard with copies of the Listed AVEO Know-How as well as the Clinical Regulatory Filings and Safety Data Controlled by AVEO as of the Signing Date that are specified in Exhibit D.  All the foregoing documentation shall be transferred to the designated recipient(s) in Pharmstandard by the delivery method to be agreed upon by the Parties.  The documentation shall be provided in the English language.  AVEO agrees to execute and deliver those forms and documents that may be required under Applicable Law to evidence Pharmstandard’s license rights under the Licensed Know-How and the Licensed Patents in the Pharmstandard Territory and the Field as provided in Section 3.1.  Without limiting the foregoing, to comply with the Applicable Law requirements, the Parties agree to document the receipt by Pharmstandard of the Licensed Technology licensed to Pharmstandard hereunder by means of executing the act of transfer and acceptance substantially in a form as provided for in Exhibit G hereto.

2.12Recalls.

(a)Notification.  Each Party shall, within [**] hours, notify the other Party in writing if it determines that any event, incident or circumstance has occurred which may result in the need for a “recall” or “market withdrawal” (or similar event as defined in the applicable national, state or local laws and regulations in the Pharmstandard Territory) (hereinafter referred to as a “Recall”) of a Licensed Product or any lot(s) thereof.  AVEO shall also promptly notify Pharmstandard if AVEO receives any such notification from KHK or any other entity with respect to an actual or potential Recall in the KHK Territory or any other country.  Pharmstandard acknowledges that AVEO may disclose to KHK any information about an actual or potential Recall in the Pharmstandard Territory, including information obtained from Pharmstandard hereunder.

(b)Allocation of Responsibility for Recalls.  If at any time (i) any Regulatory Authority issues a request, directive or order for a Recall of a Licensed Product in the Pharmstandard Territory, or (ii) a court of competent jurisdiction orders a Recall of a Licensed Product in the Pharmstandard Territory, then the Parties shall promptly consult with each other on the appropriate course of action to be undertaken and the Parties shall reasonably cooperate with each other in the implementation of any Recall in the Pharmstandard Territory, provided that Pharmstandard shall have final decision-making authority with respect thereto.  Pharmstandard shall bear all costs and expenses for the Recall in the Pharmstandard Territory.

ARTICLE 3

license grants

3.1Licenses to Pharmstandard.  Subject to the terms and conditions of this Agreement (including without limitation Section 3.5), AVEO hereby grants to Pharmstandard during the Term, an exclusive, royalty-bearing (in accordance with Article 4) right and license or sublicense, as applicable, to the Licensed Technology to research, develop, make, have made, use, sell, offer for sale and import the Licensed Compound, Licensed Products and Licensed Product Biomarkers for the Field in the Pharmstandard Territory.  The license granted to Pharmstandard in this Section 3.1 shall be sublicenseable solely as provided in Section 3.2, but shall otherwise be non-assignable and non-transferable (except as part of assigning this Agreement pursuant to Section 11.8).  The Parties agree that the license rights with respect to the Licensed Patents other than the Listed AVEO Patents (including patent applications listed in Exhibit B that will mature to registration after the Signing Date) in any country within the Pharmstandard Territory shall be granted on the basis of addenda to this Agreement signed by authorized representatives of both Parties and, to the extent required by Applicable Law, registered with the local patent authorities of the respective jurisdictions.  For avoidance of any doubt, the remuneration due to AVEO in consideration for granting such newly registered patents shall be covered by and is deemed included in the compensation provided for in Article 4 of this Agreement.

3.2Sublicensing by Pharmstandard.  Pharmstandard shall be entitled to grant sublicenses under its license of Section 3.1 subject to all of the following:

(a)Pharmstandard may choose such Sublicensees in its own discretion and the number of its Sublicensees shall not be limited;

(b)Pharmstandard must provide AVEO with a true, accurate and complete copy of each sublicense within [**] Business Days after execution;

(c)such Sublicensees cannot further sublicense except if all of the following conditions are satisfied:  (i) the further sublicenses must be on terms consistent with this Agreement, including this Section 3.2; and (ii) the economic terms of the further sublicenses must be such that the further sublicensing does not reduce the consideration that will be paid to AVEO hereunder, relative to what it would have been had Pharmstandard’s direct Sublicensee conducted the activities;

(d)to the maximum extent permitted by Applicable Law, each sublicense shall be subject to the terms and conditions of this Agreement and the KHK Agreement, and Pharmstandard shall ensure that its agreements with Sublicensees are consistent with and impose obligations consistent with the terms and conditions regarding Sublicensees set forth in this Agreement and the KHK Agreement.  Without limiting the generality of the foregoing, Pharmstandard shall in particular require its Sublicensees to make available Clinical Regulatory Filings, Safety Data, and underlying detailed data to AVEO and/or KHK as required by Sections 2.4 and 2.6.  In addition to the foregoing, in any sublicense Pharmstandard shall obtain ownership of or the right to grant KHK and its Affiliates (as defined in the KHK Agreement) and licensees, a royalty-free license having at least the same scope as the license of Section 3.3(d) under:  (i) all Patents claiming inventions developed by or for the Sublicensee in Licensed Product-related activities that if invented by Pharmstandard would be Pharmstandard Program Inventions; and (ii) all Know-How developed in such activities that if owned or Controlled by Pharmstandard would be Pharmstandard Know-How; and

(e)Pharmstandard shall remain responsible for each of its and its Affiliates’ Sublicensees’ compliance with the applicable terms and obligations of this Agreement, and any breach thereof by any such Sublicensee shall be deemed a breach of this Agreement by Pharmstandard.

3.3Compliance with KHK Agreement.

(a)Pharmstandard acknowledges that the licenses granted to it pursuant to Section 3.1 include sublicenses to Know-How and Patents (as defined in the KHK Agreement) that have been licensed to AVEO by KHK pursuant to the KHK Agreement, and that such sublicenses are subject to the terms and conditions of the KHK Agreement.  In the event of any conflict or inconsistency between this Agreement (or any agreement with an Affiliate or Sublicensee entered into under this Agreement) and the KHK Agreement, the Parties shall reasonably cooperate with each other and, if necessary, with KHK to implement terms under this Agreement (or such other agreement with an Affiliate or Sublicensee) that comply with the terms set forth in the KHK Agreement, subject to Section 3.3(c).

(b)AVEO shall have the sole right and responsibility for interacting with KHK with respect to any matter requiring such interaction with KHK under this Agreement or the KHK Agreement.

(c)AVEO shall furnish Pharmstandard with copies of all notices received by AVEO relating to any alleged breach or default by AVEO under the KHK Agreement.  Subject to consultation with Pharmstandard, AVEO shall use Commercially Reasonable Efforts to cure any such breach or default.  Notwithstanding the foregoing, if AVEO is unable to address the alleged breach or default within the [**] day cure period set forth in Section 10.2 of the KHK Agreement, and KHK elects to terminate the KHK Agreement, then the following provisions shall apply:

(i)To the maximum extent permitted by Applicable Law, the sublicense granted by AVEO to Pharmstandard under this Agreement shall survive in accordance with the terms of Section 10.7 of the KHK Agreement.  AVEO will use Commercially Reasonable Efforts, at its own expense, to cooperate with KHK to facilitate the execution and registration of any direct license agreement between KHK and Pharmstandard with Rospatent and other local patent authorities of the respective countries within the Pharmstandard Territory, if and to the extent required by Applicable Law.

(ii)Notwithstanding the foregoing, if Pharmstandard (or any of its Affiliates or Sublicensees) have contributed to the breach or default giving rise to KHK’s termination of the KHK Agreement, AVEO shall have the right to terminate this Agreement in its entirety upon written notice to Pharmstandard and the effects of termination set forth in Section 9.6 shall apply, except that, if requested by AVEO, Pharmstandard, to the maximum extent permitted by Applicable Law, shall (and shall require its Affiliates and Sublicensees to) grant the rights, and perform the activities, set forth in Section 9.6 directly to KHK.

(d)Grant-Back License.  Pharmstandard hereby agrees to grant and hereby grants to AVEO (i) an exclusive, irrevocable, perpetual,  fully paid-up, sublicensable license under the Pharmstandard Know-How and (ii) a non-exclusive, fully paid-up sublicensable license under the Pharmstandard Patents and Pharmstandard’s interest in the Joint Patents:  (A) to research, develop, use, sell, offer for sale and import the Licensed Compound and any Licensed Product in the AVEO Territory, and (B) to make, have made and use the Licensed Compound and any Licensed Product worldwide solely for purposes of the activities described in clause (A), and (C) to clinically test Licensed Products anywhere in the world to obtain data to support any application for Marketing Authorization in the AVEO Territory.  If under Applicable Law a separate written agreement is required to formalize the foregoing grant-back license for the Pharmstandard Territory, the Parties shall negotiate in good faith and execute such agreement.  Further Pharmstandard shall provide AVEO with all reasonable assistance necessary for the accomplishment of such licensing, including, execution and delivery of respective powers of attorney and other documents in order for AVEO to become a registered licensee of the intellectual property rights set forth in (i) and (ii) above.  AVEO shall provide Pharmstandard a copy of any agreement in which the following rights are sublicensed within [**] Business Days of the date on which such sublicense agreement is executed by all parties thereto.  To the extent the Pharmstandard Know-How constitutes AVEO Product IP (as defined in the KHK Agreement), the foregoing license may be sublicensed to KHK pursuant to the KHK Agreement, with KHK having the right to grant further sublicenses in accordance with Section 4.6 of the KHK Agreement.  AVEO shall provide Pharmstandard a copy of any such sublicense agreement within [**] Business Days of receipt from KHK.

3.4Use of Patents and Know-How.  Each Party hereby covenants that it (and its Affiliates and Sublicensees, as applicable) shall not practice the Patents or Know-How licensed to such Party hereunder outside the scope of the licenses granted to such Party under this Agreement.

3.5Reservation of Rights.  Notwithstanding the scope of the license granted to Pharmstandard under Section 3.1, AVEO and its Affiliates and Other Licensees shall at all times reserve the right to make or have made the Licensed Compound and Licensed Product in the Pharmstandard Territory solely for use outside of the Pharmstandard Territory or for use outside of the Field worldwide.  In addition, no right, title or interest is granted by either Party whether expressly or by implication to or under any Patents or Know-How, other than those rights and licenses expressly granted in this Agreement.

3.6No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party grants under its intellectual property (including trademarks, Patents and Know-How) any license, express or implied, to the other Party.

3.7Technology Sublicensed from Third Parties.  The licenses granted under this Article 3, to the extent they include (or come to include) sublicenses under Patents or Know-How of a Third Party, shall be subject to the terms and conditions of the agreement governing the license under which the sublicense is granted.  If a good faith dispute between a Third Party (including KHK) and the Party that entered into a license with such Third Party arises about the interpretation of any provision of the agreement governing such Third Party license (including the KHK Agreement), the other Party shall use its Commercially Reasonable Efforts to ensure that its actions, if any, under this Agreement do not detrimentally affect the ability of the allegedly breaching Party to contest the interpretation advanced by such Third Party; provided, however, that in no event shall the obligation to exercise such Commercially Reasonable Efforts require such Party to waive any rights granted to it under this Agreement or otherwise available to it at law or in equity under Applicable Law.

3.8Cross-Territory Sales.  The Parties recognize that it is possible that Licensed Products originally sold by Pharmstandard (or its Affiliate, Sublicensee or Distributor) in the Pharmstandard Territory may be imported and resold in the AVEO Territory.  Pharmstandard shall take reasonable measures to prevent any such imports and/or sales, to the full extent permitted by Applicable Law.  Without limiting the foregoing, Pharmstandard shall, and shall cause its Affiliates, Sublicensees and Distributors to, (a) label Licensed Products sold by it as being for sale in the Pharmstandard Territory (or a country thereof); and (b) refrain from selling Licensed Products to any entity that Pharmstandard or its Affiliate, Sublicensee or Distributor has reason to believe will resell quantities of Licensed Product in the AVEO Territory.  Pharmstandard shall refer, and shall cause its Affiliates and Sublicensees to refer, to AVEO all orders or sales inquiries that it receives from any person with respect to Licensed Products outside of the Pharmstandard Territory.

3.9Inventions by Service Providers.  From all contractors performing services in connection with the manufacture, research, development and/or commercialization of the Licensed Compound and Licensed Products (excluding Sublicensees who will be entitled to sell the Licensed Product for their own account), Pharmstandard shall (i) obtain the royalty-free right of access and use by AVEO, KHK and its Other Licensees (including further sublicenses by KHK and such Other Licensees) to Clinical Regulatory Filings and Safety Data developed by any such contractors, as well as all underlying original data and documentation as described in Sections 2.4 and 2.6, for purposes of development and commercialization of Licensed Products for the Field in the AVEO Territory or outside of the Field worldwide, and (ii) obtain the royalty-free right to grant to AVEO non-exclusive sublicenses (including the right of AVEO to grant further sublicenses, and further sublicenses by such sublicensees), having at least the same scope as the license to AVEO in Section 3.3(d), under the Patents and Know-How developed by such contractors in the course of conducting activities with respect to the Licensed Compound or Licensed Products that if claiming an invention invented by Pharmstandard or Know-How owned or Controlled by Pharmstandard would be Pharmstandard Program Inventions or Pharmstandard Know-How.  Information provided by a Pharmstandard contractor (or of a Pharmstandard contractor provided by Pharmstandard) to AVEO under this Section 3.9 shall be the Confidential Information of Pharmstandard and subject to the terms of Article 6 herein.

3.10Manufacturing.  Pharmstandard or its designed Affiliate shall be entitled to manufacture the Licensed Product from the Bulk and/or Licensed Compound that has been manufactured by an Affiliate of Pharmstandard or a Third Party vendor designated by Pharmstandard.  For clarity, the Parties agree that Pharmstandard or its designated Affiliate shall be entitled to both manufacture the Licensed Compound in the Pharmstandard Territory and/or import the Licensed Compound in the Pharmstandard Territory.

ARTICLE 4

COMPENSATION

4.1Up-Front Payments.  In partial consideration of the licenses granted to Pharmstandard hereunder, Pharmstandard shall pay AVEO the up-front license fees of (a) one million Dollars ($1,000,000) payable within ten (10) Business Days after the Signing Date and execution by AVEO and Pharmstandard of the Transfer and Acceptance Act outlined in Exhibit

G hereto, subject to Article 4.10; and (b) five hundred thousand Dollars ($500,000) payable within fifteen (15) Business Days after the date of this Agreement’s registration with Rospatent as evidenced in the Rospatent official notice of registration.  Such amounts shall be non-refundable and shall not be creditable against any other amount due hereunder.

4.2Milestone Payments.

(a)In partial consideration for the licenses granted to Pharmstandard hereunder, Pharmstandard shall pay AVEO a one-time milestone payment of seven million five hundred thousand Dollars ($7,500,000) upon receipt of the first Marketing Authorization for a Licensed Product in the Russian Federation; provided, however, the foregoing milestone payment shall be reduced to three million Dollars ($3,000,000) if Pharmstandard conducts a Pre-Approval Clinical Trial of such Licensed Product in the Russian Federation.  The foregoing milestone payment shall be non-refundable and shall not be creditable against any other amount due hereunder.

(b)In partial consideration for the licenses granted to Pharmstandard hereunder, Pharmstandard shall pay AVEO milestone payments of three million Dollars ($3,000,000) upon receipt of Marketing Authorization for a Licensed Product in the Russian Federation in a second and each additional disease indication.  The foregoing milestone payments shall be non-refundable and shall not be creditable against any other amount due hereunder.

(c)Pharmstandard shall notify AVEO of the achievement of each of the milestones set forth in Section 4.2(a) and 4.2(b) within [**] days after achievement thereof.  Any milestone payments shall be reflected on an invoice provided to Pharmstandard by AVEO, and any such invoices shall be due and payable by Pharmstandard within [**] days after the date the invoice is received.  For clarity, each of the foregoing milestone payments shall be payable regardless of whether the applicable milestone event is achieved by Pharmstandard, one of its Affiliates, or any Sublicensee, or any Third Party acting on behalf of any of them.

4.3Royalty Payments.  Pharmstandard shall pay AVEO a royalty of [**] percent ([**]%) on Net Sales of Licensed Products in the Pharmstandard Territory pursuant to Section 4.7.  The obligation to pay royalties under this Section 4.3 shall continue on a country-by-country basis and on a Licensed Product-by-Licensed Product basis until the expiration of the Royalty Term for such Licensed Product in such country or the effective date of termination of this Agreement pursuant to Article 9.

4.4Third Party Payments – Specific Case.  Royalty Reductions.

(a)Notwithstanding the foregoing, if it becomes necessary for Pharmstandard or its Affiliates or Sublicensees to access patent rights claiming priority from [**] in order to make, use or sell a Licensed Product in the Pharmstandard Territory (i.e., if it issues and covers the Licensed Product actually being commercialized, and withstands any challenge KHK may choose to bring), then:

(i)Pharmstandard acknowledges that KHK will be responsible for taking a license thereunder (on an exclusive or non-exclusive basis) or another similar right (such as a covenant not to sue) and for sublicensing (or otherwise transferring such license to AVEO and/or Pharmstandard and their respective Affiliates or Sublicensees) in accordance with the terms of the KHK Agreement.  Pharmstandard also acknowledges that KHK’s financial responsibility for any consideration due the licensor or damages assessed based on such Pharmstandard’s exercise of the rights that KHK obtains shall be limited (A) overall, to the amount of sublicensing revenue that KHK receives from AVEO with respect to this Agreement, and (B) with respect to consideration due to KHK’s licensor on Net Sales hereunder, to the amount of sublicensing revenue that KHK receives from AVEO based on Net Sales hereunder with any remaining amounts payable by Pharmstandard;

(ii)Subject to consultation with Pharmstandard, AVEO shall use Commercially Reasonable Efforts to enforce the provisions of Section 5.6 of the KHK Agreement against KHK if KHK fails to comply with aforementioned obligations under the KHK Agreement; and

(iii)To the extent that AVEO is notified by KHK of KHK’s intent to commence any formal challenge to any such patents, AVEO will notify Pharmstandard and the Parties shall reasonably cooperate with each other and with KHK to discuss and seek to reach a common understanding whether such challenge would be likely to have a material adverse effect on AVEO’s or Pharmstandard’s (or their respective Affiliates’ or Sublicensees’) ability to commercialize the Licensed Product in the Pharmstandard Territory and the most sensible course of action weighing the relevant probabilities, costs and benefits.

(b)If, at any time during the Royalty Term for a Licensed Product in a country in the Pharmstandard Territory, one or more Generic Products is commercially available in such country and such Generic Product(s) in the aggregate have a market share of more than [**] percent ([**]%) of the aggregate market share of such Licensed Product and Generic Products (based on data provided by a reliable data source mutually acceptable to the Parties) as measured by unit sales in such country, then the royalties payable under Section 4.3 for such Licensed Product in such country shall be reduced by [**] percent ([**]%).

4.5Amounts Due to KHK.  AVEO shall be responsible for all payment obligations to (a) KHK under the KHK Agreement, and (b) any other Third Party licensor of AVEO under license agreements existing as of the Signing Date, on account of Net Sales of Licensed Products in the Pharmstandard Territory.

4.6Royalty Reports.

(a)Preliminary Reports.  Within [**] days after the end of each calendar quarter (commencing with the first calendar quarter after the First Commercial Sale of a Licensed Product), Pharmstandard shall provide to AVEO a preliminary written report, substantially in a form agreed by the Parties and outlined in Exhibit F to this Agreement, stating:

(i)Actual gross sales and deductions in the Pharmstandard Territory for the first two (2) months of such calendar quarter, including:

(A)a statement of the amount of gross sales of Licensed Products in the Pharmstandard Territory during such two (2) month period;

(B)an itemized calculation of Net Sales (1) in the Pharmstandard Territory as a whole and (2) on a country-by-country basis, showing for both (1) and (2) deductions provided for in the definition of Net Sales during such two (2) month period; and

(C)a calculation of the royalty payment due on such Net Sales for such two (2) month period; and

(ii)Pharmstandard’s good faith estimate of gross sales and deductions in the Pharmstandard Territory for the last month of such calendar quarter, for financial reporting purposes.

(b)Final Reports.  Within [**] days after the end of each calendar quarter, Pharmstandard shall provide to AVEO a final written report, substantially in a form agreed by the Parties and outlined in Exhibit F to this Agreement, stating:

(i)a statement of the amount of gross sales of Licensed Products in the Pharmstandard Territory during such calendar quarter;

(ii)an itemized calculation of Net Sales (A) in the Pharmstandard Territory as a whole and (B) on a country-by-country basis, showing for both (A) and (B) deductions provided for in the definition of Net Sales during such calendar quarter; and

(iii)a calculation of the royalty payment due on such Net Sales for such calendar quarter.

(c)Certain Requirements.  Each report shall provide the information required on a country-by-country and Licensed Product-by-Licensed Product basis.  Without limiting the generality of the foregoing, Pharmstandard shall require its Affiliates and Sublicensees to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by Pharmstandard.

4.7Quarterly Payment Timing.  All royalties due under Section 4.3 shall be paid quarterly, on a country-by-country basis, within [**] days after the end of the relevant calendar quarter for which royalties are due.

4.8Payment Method.  Except as provided in Section 4.11 regarding blocked currency, all payments due under this Agreement to AVEO shall be made by bank wire transfer in immediately available funds to an account designated by AVEO.  All payments hereunder shall be made in Dollars in the bank account of AVEO specified in Exhibit H hereto.  Each Party shall bear all fees, commissions and any other costs charged by its own bank and its correspondent bank in connection with bank transfers under this Agreement.  Any payment due to AVEO under this Agreement is deemed to be made when a sum being paid is debited from the correspondent bank account of Pharmstandard for the benefit of AVEO, provided that Pharmstandard shall not be liable for any breach, omission or other failure of the AVEO bank and its correspondent bank.

4.9No Credits or Refunds.  All payments to AVEO hereunder shall be noncreditable and nonrefundable, except only to the extent that an audit conducted pursuant to Section 4.13 below confirms that Pharmstandard had overpaid amounts to AVEO, in which case Pharmstandard may credit such overpaid amounts against future amounts payable to AVEO hereunder.

4.10Taxes.  Pharmstandard shall be responsible for and may withhold from payments made to AVEO under this Agreement any taxes required to be withheld by Pharmstandard under Applicable Law.  Accordingly, if any such taxes are levied on such payments due hereunder (“Withholding Taxes”), Pharmstandard shall (a) deduct the Withholding Taxes from the payment amount, (b) pay all applicable Withholding Taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to AVEO within [**] days following that tax payment.  If AVEO has the possibility to apply for any exemption from, or reduction in the rate of, withholding taxes under any double taxation or similar agreement or treaty in force from time to time and requests Pharmstandard’s assistance, the Parties shall reasonably cooperate in seeking such exemption or reduction.  To the extent AVEO can recover the amount withheld or obtain a tax benefit, in both cases without prejudice to any other recovery of withholding or tax benefit to which AVEO or its Affiliate would otherwise be entitled, then AVEO will be entitled to the recovered amount or the amount of the tax benefit.

The Parties will cooperate with respect to all documentation required by any taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes.  Before the first payment as mentioned in Article 4.1 is made, subject to Treaty between the Russian Federation and the United States from 17.06.1992 “On avoidance of double taxation and prevention of fiscal evasion with respect to taxes on income and capital” AVEO  shall provide Pharmstandard with original certificate, that the company has a permanent residence in USA issued by the competent authority, defined in Treaty between the Russian Federation and the United States from 17.06.1992 “On avoidance of double taxation and prevention of fiscal evasion with respect to taxes on income and capital”  with Apostille, accompanied by a legalized Russian translation.  The Certificate shall be provided by AVEO to Pharmstandard on a yearly basis upon explicit request by Pharmstandard.

4.11Blocked Currency.  In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to AVEO in the country in local currency by deposit in a local bank designated by AVEO, unless the Parties otherwise agree.

4.12Foreign Exchange.  If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the exchange rates for the purchase and sale of Dollars, as reported by The Wall Street Journal (http://online.wsj.com/mdc/public/page/2_3021-forex.html) on the last Business Day of the calendar quarter to which such payment pertains.  With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, Pharmstandard, shall provide to AVEO a true, accurate and complete copy of The Wall Street Journal exchange rates used in the calculation.

4.13Records; Inspection.

(a)Pharmstandard shall keep, and ensure that its Affiliates keep, complete and accurate records of its sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of the Licensed Products including all such records that may be necessary for the purposes of calculating all payments due under this Agreement.  Pharmstandard shall make such records available for inspection by an accounting firm selected by AVEO under Section 4.13(c) at Pharmstandard’s premises on reasonable notice during regular business hours (in accordance with the remaining provisions of this Section 4.13) no more than once in any calendar year.

(b)Upon timely request and at least thirty (30) days’ prior written notice from AVEO, Pharmstandard shall permit such audit to be conducted during regular business hours in such a manner as to not unnecessarily interfere with Pharmstandard’s normal business activities.  Such audit shall be limited to results in any period that has not previously been audited under this Section 4.13, not to exceed five (5) years prior to the audit notification.

(c)At AVEO’s expense no more than once per calendar year, AVEO has the right to retain an independent certified public accountant from a nationally recognized accounting firm to perform on behalf of AVEO an audit, conducted in accordance with GAAP, of such books and records of Pharmstandard and its Affiliates as are deemed necessary by the independent public accountant to report on Net Sales for the period or periods requested by AVEO and the correctness of any report or payments made under this Agreement (all subject to subsection (b)).

(d)Pharmstandard shall ensure that its Sublicensees keep complete and accurate records of such Sublicensee’s sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of the Licensed Products including all such records that may be necessary for the purposes of calculating all payments due under this Agreement.  Pharmstandard shall require that such Sublicensee provide copies of its audited financial statements that are compiled in accordance with Applicable Law to Pharmstandard, at least once during any calendar year in which the agreement between Pharmstandard and any Sublicensee is in effect and thereafter for a period of five (5) years after the calendar year to which the audit pertains.  Upon the reasonable request of AVEO with respect to any such Sublicensee, and no more than once in any calendar year, Pharmstandard shall deliver copies of such audited financial statements to AVEO in accordance with Section 4.13(f).

(e)All information, data, documents and abstracts referred to in this Section 4.13 shall be used only for the purpose of verifying compliance with this Agreement, shall be treated as Pharmstandard’s Confidential Information subject to the terms of Article 6  of this Agreement and need neither be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than five (5) years from the end of the calendar year to which each shall pertain; nor more than three (3) years after the date of the expiration or termination of this Agreement.

(f)Audit results shall be shared between the Parties, and may be provided by AVEO to KHK.  The auditor shall be bound by written obligations to Pharmstandard (and, where applicable, any Sublicensee) of confidentiality and non-use (other than uses required by this Section 4.13).

(g)If the audit reveals an underpayment, Pharmstandard shall promptly pay to AVEO the amount of such undisputed underpayment plus interest in accordance with Section 4.14.  If the audit reveals that the undisputed monies owed by Pharmstandard to AVEO has been understated by more than five percent (5%) for the period audited, Pharmstandard shall, in addition, pay the reasonable costs of such audit.  If the audit reveals an undisputed overpayment, the amount of such overpayment shall be payable to Pharmstandard as provided in Section 4.9.

4.14Interest.  If Pharmstandard fails to make any payment due to AVEO under this Agreement, then interest shall accrue from the date the particular payment is due until paid at a rate equal to the Dollars prime or equivalent rate per annum quoted by The Wall Street Journal on the first Business Day after such payment is due, plus [**] percent ([**]%).

ARTICLE 5

PATENTS

5.1Ownership and Disclosure of Inventions.

(a)AVEO Program Inventions.  AVEO shall solely own the AVEO Program Inventions and the AVEO Program Invention Patents.

(b)Pharmstandard Program Inventions.  Pharmstandard shall solely own the Pharmstandard Program Inventions and Pharmstandard Program Invention Patents.

(c)Joint Inventions.  AVEO and Pharmstandard shall jointly own (as provided for below in Section 5.1(d)) the Joint Inventions and Joint Patents.

(d)Nature of Joint Ownership

(i)The joint ownership of Joint Inventions and Joint Patents under Section 5.1(c) shall be, on a worldwide basis with respect to each jurisdiction in which such a jointly owned Patent exists, to the maximum extent permitted by Applicable Law, joint ownership in accordance with and bearing with it the same rights as the joint ownership interests would have under U.S. patent laws in the absence of a written agreement (including the right to practice the invention without having to obtain consent from and without having any duty of accounting to the other Party; and including the right to license others to do the same, without having to obtain consent from and without having any duty of accounting to the other Party), except solely to the extent explicitly provided to the contrary in this Agreement (including Article 4).  Without limiting the generality of the foregoing, if under Applicable Law a separate written agreement is still required to formalize the joint ownership, the Parties shall in good faith negotiate and execute such an agreement.

(ii)To implement the rights of joint ownership throughout the world as provided for in clause (i) above, each Party hereby assigns to the other, and hereby grants to the other all consents, licenses and waivers, in each case that are necessary to achieve such joint ownership and the rights associated with such joint ownership (as described in clause (i) above) worldwide, and agrees to provide documents evidencing or that may be required to record such assignments, consents, licenses and waivers promptly upon the other Party’s request.  Each of the foregoing assignments and other grants is coupled with an interest.  Promptly after requested in writing, each Party shall provide to the other all documents and instruments required to evidence or record any such assignments, consents, licenses or waivers, or (to the extent otherwise consistent with this Agreement) to enforce rights in the assigned Patents.  If under Applicable Law a separate written agreement is required to implement any of the foregoing provisions, the Parties shall negotiate in good faith and execute such an agreement, including, execution and delivery of all respective powers of attorney and other documents.  To the maximum extent permitted by Applicable Law, each Party hereby appoints the other as the appointing Party’s attorney-in-fact to execute and deliver each of the foregoing documents and instruments if the other Party is unable, after making reasonable inquiry, to obtain the appointing Party’s signature on any such documents and instruments.  This Section 5.1(d)(ii) shall not be deemed, read, or used to contradict or undermine the Parties’ rights and obligations as set forth in Articles 3 and 4.

(e)Invention Disclosure.  Without modifying or limiting the ownership and rights as provided for in Sections 5.1(a)-(d), each Party shall promptly disclose to the other Party any Pharmstandard Program Invention, AVEO Program Invention and Joint Invention, as applicable, prior to any public disclosure or filing of a patent application and allow sufficient time for comment and review by the other Party as to the classification of the alleged invention and whether such other Party would recommend for a Patent to be filed (by the Party or Parties who is or are entitled to do so in accordance with Section 5.2).

5.2Prosecution of Patents.

(a)Listed AVEO Patents and AVEO Program Invention Patents.  Subject to Section 5.8:

(i)As between AVEO and Pharmstandard, AVEO shall be responsible for the filing, prosecution and maintenance of the Listed AVEO Patents and AVEO Program Invention Patents on a worldwide basis, including in the Pharmstandard Territory; provided that, Pharmstandard shall be responsible for paying one hundred percent (100%) of the prosecution and maintenance costs with respect to Listed AVEO Patents and AVEO Program Invention Patents in the Pharmstandard Territory.

(ii)Pharmstandard shall have the right to review and comment upon AVEO’s prosecution of the AVEO Program Invention Patents, in each case in the Pharmstandard Territory.  AVEO shall provide (or have provided by its patent attorney) to Pharmstandard, a copy of each substantive communication received from any patent authority, and a copy of each proposed submission to a patent authority in the Pharmstandard Territory regarding an AVEO Program Invention Patent reasonably in advance (but no less than [**] days for Pharmstandard’s review) of making such filing.  Furthermore, with respect to the preparation, filing, prosecution and maintenance of AVEO Program Invention Patents in the Pharmstandard Territory, AVEO agrees to:  (A) keep Pharmstandard reasonably informed with respect to such activities; (B) consult with Pharmstandard regarding such matters, including the final abandonment of any AVEO Program Invention Patent claims; and (C) reasonably consider Pharmstandard’s comments.  For clarity, Pharmstandard shall have no information or review rights with respect to the prosecution of the Listed AVEO Patents.

(iii)If AVEO determines to abandon or not maintain any Patent that is an AVEO Program Invention Patent (but not, for clarity, a Listed AVEO Patent) in the Pharmstandard Territory, then AVEO shall provide Pharmstandard with at least [**] days’ prior written notice before AVEO takes any action to implement or act on such determination.  If Pharmstandard requests and to the extent permitted by Applicable Law, Pharmstandard shall have the right but not the obligation to assume control, at its own expense, for the filing, prosecution and maintenance of any such AVEO Program Invention Patent solely owned by AVEO that would otherwise have gone abandoned, without affecting any of the other financial terms set forth in this Agreement.  AVEO shall provide Pharmstandard with reasonable assistance necessary for Pharmstandard to assume such responsibilities, including execution and delivery of all respective powers of attorney and other documents.

(b)Pharmstandard Patents.  Pharmstandard shall be responsible for filing, prosecution and maintenance of the Pharmstandard Patents on a worldwide basis.  Pharmstandard shall be responsible for paying one hundred percent (100%) of the prosecution and maintenance costs with respect to Pharmstandard Patents worldwide.

(c)Joint Patents.  Subject to Section 5.8:

(i)With respect to each Joint Invention, as between AVEO and Pharmstandard, Pharmstandard shall prepare, file, prosecute and maintain the corresponding Joint Patents in the Pharmstandard Territory, and AVEO shall prepare, file, prosecute and maintain the corresponding Joint Patents in the AVEO Territory.  Pharmstandard shall be responsible for paying one hundred percent (100%) of the prosecution and maintenance costs with respect to Joint Patents in the Pharmstandard Territory and AVEO shall be responsible for paying one hundred percent (100%) of the prosecution and maintenance costs with respect to Joint Patents in the AVEO Territory.

(ii)AVEO shall have the right to review and comment upon Pharmstandard’s prosecution and maintenance of Joint Patents in the Pharmstandard Territory, and Pharmstandard shall have the right to review and comment upon AVEO’s prosecution and maintenance of Joint Patents in the AVEO Territory.  The Party responsible for prosecution and maintenance (the “Prosecuting Party”) of Joint Patents shall provide (or have provided by its patent attorney) to the other Party, a copy of each substantive communication received from any patent authority, and a copy of each proposed submission to a patent authority regarding a Joint Patent reasonably in advance (but no less than [**] days for the other Party’s review) of making such filing.  Furthermore, the Prosecuting Party agrees to:  (A) keep the other Party reasonably informed with respect to such activities; (B) consult with the other Party regarding such matters, including the final abandonment of any Joint Patent claims; and (C) reasonably consider the other Party’s comments.

(iii)If the Prosecuting Party determines to abandon or not maintain any Joint Patent in any country, then such Prosecuting Party shall provide the other Party with at least [**] days’ prior written notice before the Prosecuting Party takes any action to implement or act on such determination (or such other period of time reasonably necessary to allow the other Party to assume such responsibilities).  If the other Party requests, the other Party shall have the right, at its expense, to control the filing, prosecution and maintenance of the Patent that would otherwise have gone abandoned in such country.  The Prosecuting Party shall provide such other Party with reasonable assistance necessary for the other Party to assume such responsibilities, including execution and delivery of all respective powers of attorney and other documents.

(d)Certain Proceedings.  For the purposes of this Section 5.2, “prosecution” shall include defending the applicable Patents in proceedings such as oppositions, reexaminations, interferences, nullities or other administrative actions (including subsequent judicial review of such administrative actions) in which a Third Party contests the inventorship, validity, title or enforceability of a Patent; provided, however, in the event there is conflict between this Section 5.2 and Section 5.4, or conflict between Sections 5.2 and 5.5, then Section 5.4 or Section 5.5 shall control.

(e)Affiliates/Sublicensees.  Solely to the extent permitted by Applicable Law, Pharmstandard may grant to its Affiliates or Sublicensees all or certain of its rights with respect to the preparation, filing, prosecution and maintenance of Pharmstandard Patents, set forth in this Section 5.2, and AVEO may grant to its Affiliates and Other Licensees all or certain of its rights with respect to the preparation, filing and prosecution of the Listed AVEO Patents and AVEO Program Invention Patents set forth in this Section 5.2.

5.3Patent Term Extensions. AVEO and Pharmstandard shall discuss (with each other and, subject to Section 3.3(a), with KHK) and seek to reach mutual agreement for which, if any, of the Patents within the Licensed Patents, the respective registered owner of the Patent shall apply to extend the Patent term with respect to Licensed Products, pursuant to patent term extension laws or regulations or supplemental protection certificate laws and regulations in the Pharmstandard Territory.  Pharmstandard acknowledges that, KHK’s consent is required (in KHK’s sole discretion) for the extension of any Licensed Patent (as defined in the KHK Agreement) other than a License-Specific Licensed Patent (as defined in the KHK Agreement).  If AVEO and Pharmstandard are unable to agree upon the Patent for which the term should be extended, then the Russian patent for invention under registration #[**] under all circumstances shall be the Patent for which an extension of term shall be sought.

5.4Infringement of Licensed Patents by Third Parties.

(a)Notification.  Each Party shall promptly notify the other Party in writing if the notifying Party reasonably believes that any Licensed Patent is being or has been infringed or misappropriated by a Third Party in the Pharmstandard Territory (such infringement, together with any that may be imminently threatened to occur by any potential generic version of a Licensed Product under Applicable Law in the Pharmstandard Territory, “Infringement,” and “Infringe” shall be interpreted accordingly).

(b)Competitive Infringement of AVEO Program Invention Patents and Joint Patents.

(i)First Right.  With respect to activities or conduct of a Third Party that compete with, or are expected to compete with, or otherwise materially affect the market for, Licensed Products for use in the Field in the Pharmstandard Territory (“Competitive Infringement”).  To the extent permitted by Applicable Law, Pharmstandard (or its Affiliate) shall have the first right, but not the obligation, to enforce the AVEO Program Invention Patents and Joint Patents with respect to any such Competitive Infringement at its own expense.  Pharmstandard shall reasonably consider AVEO’s comments on any such enforcement activities.  AVEO shall provide Pharmstandard with all reasonable assistance necessary for Pharmstandard to assume such enforcement activities, including execution and delivery of all respective powers of attorney and other documents that are required to bring and maintain the action.

(ii)Back-up Right.  If Pharmstandard does not bring action to prevent or abate the Competitive Infringement within [**] days after notification thereof to or by Pharmstandard pursuant to Section 5.4(a), then AVEO (or its Affiliate) shall have the right, but not the obligation, to bring an appropriate action against any Third Party engaged in such Competitive Infringement, whether direct or contributory, at its own expense; provided, however, that AVEO shall not initiate legal action without first conferring with Pharmstandard and considering in good faith Pharmstandard’s reasons for not bringing any such action.

(c)Competitive Infringement of Listed AVEO Patents.  As between AVEO and Pharmstandard, AVEO or its Affiliates shall have the sole right, but not the obligation, to enforce, at its own expense, or (as concerns the Patents that are owned by KHK) to request that KHK enforce the Listed AVEO Patents with respect to any such Competitive Infringement.  AVEO and its Affiliates shall keep Pharmstandard reasonably informed with respect to any such enforcement activities, and shall reasonably consider Pharmstandard’s comments on any such enforcement activities, including conferring with Pharmstandard with respect to any decision by AVEO or the applicable Affiliate whether or not to bring any action to prevent or abate the Competitive Infringement.  If AVEO does not bring an action to prevent or abate Competitive Infringement within [**] days after notification thereof to or by AVEO pursuant to Section 5.4(a), then Pharmstandard shall have the right, but not the obligation, to bring, at its own expense, an appropriate action in the Pharmstandard Territory against any person or entity engaged in such Competitive Infringement directly or contributorily; provided, however, that (i) Pharmstandard shall not initiate any enforcement activities without first conferring in good faith with AVEO (or KHK as applicable) and considering in good faith AVEO’s reasons for not bringing any such action; and (ii)  Pharmstandard shall indemnify AVEO for any costs or expenses incurred by AVEO in connection with the conduct of any such action initiated by Pharmstandard; and provided, further, if AVEO has granted a license under the relevant Listed AVEO Patent right to an Other Licensee in the Pharmstandard Territory and outside of the Field, then Pharmstandard’s right to initiate any enforcement activities under this Section 5.4(c) shall be subject to AVEO’s prior written consent.

(d)Infringement Outside of the Field or in the AVEO Territory.  As between AVEO and Pharmstandard, AVEO or its Affiliates shall have the sole right, but not the obligation, to enforce the Licensed Patents with respect to any Infringement outside of the Field worldwide, or in the Field in the AVEO Territory.  AVEO and its Affiliates shall keep Pharmstandard reasonably informed with respect to any such enforcement activities to the extent reasonably likely to impact Pharmstandard’s rights in the Pharmstandard Territory and in the Field.

(e)KHK Right to Enforce Certain Infringements.  Pharmstandard acknowledges that KHK has certain rights (but not the obligation) under the KHK Agreement to enforce certain Licensed Patents with respect to activities or conduct of a Third Party outside of the Field, and that each of the Party’s rights and obligations with respect to enforcement of Licensed Patents hereunder shall be subject to such KHK rights.

(f)Third Party Infringement of Joint Patents.  With respect to any Third Party Infringement of Joint Patents in the Pharmstandard Territory outside of the Field, the Parties shall confer with each other and take such action in such manner as they shall agree.  If the Parties are unable after a reasonable period of time to agree on how to proceed, then each Party may, at its own cost and expense, exercise its rights as joint owner of the affected Joint Patent in accordance with the allocation of joint ownership rights as expressed in Section 5.1(d).

(g)Participation of the Other Party with Respect to Infringement Suits.  If a Party brings an action against Infringement under Section 5.4(b) or Section 5.4(f), the other Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, and such Party shall cooperate fully with the Party bringing such action including by being joined as a party plaintiff if necessary to obtain standing for such action (all at the expense of the Party bringing the action).  Pharmstandard acknowledges that KHK has the right under the KHK Agreement to participate in any such action in accordance with the terms thereof.

(h)Settlement.

(i)AVEO shall not settle a claim brought under Section 5.4(b), Section 5.4(c) or Section 5.4(f) involving AVEO Program Invention Patents, Listed AVEO Patents or Joint Patents in a manner that would limit or restrict the ability of Pharmstandard to research, develop, make, have made, use, sell, offer for sale and import Licensed Products for use in the Field in the Pharmstandard Territory without the prior written consent of Pharmstandard (which consent shall not be unreasonably withheld, conditioned or delayed) and, if applicable, KHK.

(ii)Pharmstandard shall not settle a claim brought under Section 5.4(b), Section 5.4(с) or Section 5.4(f) involving AVEO Program Invention Patents, Listed AVEO Patents, Joint Patents or Pharmstandard Patents, as applicable, that would limit or restrict the ability of AVEO to sell Licensed Products in the AVEO Territory or for use outside of the Field worldwide, or that would limit or restrict the ability of KHK to sell Licensed Products in the KHK Territory or for use outside the Field worldwide, or impair the exclusivity of KHK’s rights under the KHK Agreement, in each case without the prior written consent of AVEO (which consent shall not be unreasonably withheld, conditioned or delayed) and, if applicable, KHK.

(i)Allocation of Proceeds.  If monetary damages are recovered from any Third Party in an action brought by a Party under this Section 5.4, such recovery shall be allocated as set forth below:

(i)first, to reimburse the Parties for any documented costs and expenses incurred by such Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel, attorneys, patent attorneys or other personnel acting in such capacity (i.e., coordination of litigation matters and the like)) to the extent not previously reimbursed and, solely to the extent required under Section 5.5(g) of the KHK Agreement, to reimburse KHK for documented costs and expenses incurred by KHK in such litigation; and

(ii)second, with respect to actions brought by Pharmstandard under Section 5.4(b)(i), Section 5.4(c) or Section 5.4(f) that claims an AVEO Product Invention (as defined in the KHK Agreement), the portion of any remaining amounts after the allocation in clause (i) above that represents recovery for Infringement in the Pharmstandard Territory shall be applied to KHK as follows:

(A)the portion of any such remaining amounts that represents recovery for [**] on any action brought under Section 5.4(b)(i) or Section 5.4(c) above (1) to the extent not representing [**], with the remaining portion of the [**] that does not represent treble or punitive damages being allocated to AVEO and Pharmstandard in accordance with clause (iii) below; and (2) [**] percent ([**]%) of any [**] representing [**] shall be allocated to KHK with the remaining [**] percent ([**]%) allocated to AVEO and Pharmstandard in accordance with clause (iii) below;

(B)the [**] on any action brought by KHK after exercising its back-up enforcement rights under Section 6.5(b)(ii) of the KHK Agreement shall be allocated to KHK in the same amount as under subclause (A) above;

(C)the portion of any such remaining amounts that represents recoveries in relation to lost sales of Licensed Products in the Excluded Territory or outside of the Field (as such terms are defined in the KHK Agreement) in the Pharmstandard Territory shall be allocated to KHK; and

(D)the portion of any such remaining amounts that represents recovery for Infringement in an action brought with respect to any Licensed Patents that fall within the definition of Jointly Owned Product Patents (as defined in the KHK Agreement) or Joint Other Invention Patents (as defined in the KHK Agreement) pursuant to Section 5.5(d) of the KHK Agreement shall be [**] percent ([**]%) to KHK and [**] percent ([**]%) to AVEO unless KHK and AVEO agree in writing to a different allocation (which agreement AVEO shall not provide to KHK without Pharmstandard’s agreement on such terms); and

(iii)with respect to actions brought by Pharmstandard under Section 5.4(b)(i), 5.4(c), or 5.4(f), any remaining amounts after the allocation in clauses (i) and (ii) above shall be allocated [**] percent ([**]%) to AVEO and [**] percent ([**]%) to Pharmstandard; and

(iv)with respect to actions brought by AVEO under Section 5.4(b)(ii), 5.4(c), 5.4(d) or 5.4(f), any remaining amounts after the allocation in clause (i) above shall, as between AVEO and Pharmstandard, be retained by AVEO.

(j)Affiliates/Sublicensees.  To the extent permitted by Applicable Law, Pharmstandard may grant to its Affiliates or Sublicensees its rights to enforce Licensed Patents as set forth in this Section 5.4, and vice versa for AVEO and its Affiliates and its Other Licensees.

5.5Infringement of Third Party Rights.  If any Licensed Product manufactured, used or sold by Pharmstandard, its Affiliates or Sublicensees for use in the Field becomes the subject of a Third Party’s claim or assertion of Infringement of a Patent granted by a jurisdiction within the Pharmstandard Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action.  Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant, subject to the indemnification provisions of Article 8.  Neither Party shall enter into any settlement of any claim described in this Section 5.5 that affects the other Party’s rights or interests (or the rights or interests of KHK under the KHK Agreement) without such other Party’s (or KHK’s, if applicable) written consent, which consent shall not be unreasonably withheld or delayed.  In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other Party’s request and expense.

5.6Patent Marking.  Pharmstandard (or its Affiliate, Sublicensee or Distributor) shall mark Licensed Products marketed and sold by Pharmstandard (or its Affiliate, Sublicensee or Distributor) hereunder with appropriate Licensed Patent numbers or indicia at AVEO’s request to the extent permitted by Applicable Law, in those countries in which such notices affect recoveries of damages or equitable remedies available with respect to infringements of patents.

5.7Patent Oppositions and Other Proceedings.  If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, reexamination or other attack upon the validity, title or enforceability of a Patent owned or controlled by a Third Party in the Pharmstandard Territory that covers or may cover the manufacture, use for the Field or sale of any Licensed Product, such Party shall so notify the other Party.  The Parties shall discuss in good faith the rationale for, and proposed actions to be taken, with respect to such opposition or other action.

5.8In-Licensed Patents.

(a)Pharmstandard acknowledges that:

(i)pursuant to Section 6.2(a) of the KHK Agreement, KHK shall have the first right and responsibility for filing, prosecution and maintenance of the Listed AVEO Patents and any other Licensed Patents that fall within the definition of Kirin Product Invention Patents (as defined in the KHK Agreement) on a worldwide basis, with AVEO having step-in rights on prosecution and maintenance if KHK determines to abandon or not maintain any such Listed AVEO Patent;

(ii)pursuant to Section 6.2(c) of the KHK Agreement, KHK shall have the first right and responsibility for filing, prosecution and maintenance of any Licensed Patents that fall within the definition of Jointly Owned Product Patents (as defined in the KHK Agreement) in the KHK Territory, and, as between KHK and AVEO, AVEO shall have the first right and responsibility for filing, prosecution and maintenance of such Licensed Patents in the Pharmstandard Territory, subject to (A) keeping the other party reasonably informed with respect to such activities, consulting with the other party on such matters (including with respect to final abandonment of any claims), and reasonably considering the other party’s comments, (B) reasonable cooperation and mutual agreement on (and sharing costs equally with respect to) filings that are applicable to both the KHK Territory and the Pharmstandard Territory, and (C) the other party having the right to step-in on prosecution and maintenance if the original prosecuting party determines to abandon or not maintain any such Licensed Patent in the would-be-abandoning party’s territory;

(iii)pursuant to Section 6.2(d) of the KHK Agreement, KHK and AVEO have agreed to confer and agree upon which party shall prosecute and/or maintain any Joint Other Invention Patent (as defined in the KHK Agreement).  AVEO shall not undertake such conference or agreement with KHK with respect to any Licensed Patent without the Parties’ mutual agreement (which agreement shall not be unreasonably withheld, conditioned or delayed by either Party);

(iv)if AVEO or Pharmstandard, as applicable, does not bring action to prevent or abate Competitive Infringement of any Licensed Patents within [**] days (or [**] days in the case of an action brought under the Hatch-Waxman Act or any ex-U.S. equivalent of the Hatch-Waxman Act recognized by Applicable Law) after notification thereof to or by such Party pursuant to Section 5.4(a) above, then KHK shall have a back-up right under Section 6.5(b)(ii) of the KHK Agreement to bring, at its own expense, an appropriate action in the Pharmstandard Territory against any person or entity engaged in any such Competitive Infringement directly or contributorily.  The Parties acknowledge that KHK has agreed under the KHK Agreement not to initiate legal action without first conferring with AVEO (and AVEO shall not undertake such conference without Pharmstandard to the extent related to any Competitive Infringement in the Royalty-Bearing Territory (as defined in the KHK Agreement), unless otherwise mutually agreed by the Parties) and considering in good faith AVEO’s (and Pharmstandard’s, if applicable) reasons for not bringing any such action;

(v)KHK shall have the sole right under Section 6.5(b)(iii) of the KHK Agreement to enforce the Listed AVEO Patents and Licensed Patents that fall within the definition of Kirin Product Invention Patents (as defined in the KHK Agreement) and/or Jointly Owned Product Patents (as defined in the KHK Agreement) with respect to activities or conduct of a Third Party outside the Field worldwide;

(vi)KHK shall have the exclusive right under Section 6.5(c) of the KHK Agreement to prevent or abate any Infringement of any Listed AVEO Patents or Licensed Patents that fall within the definition of Kirin Product Invention Patents (as defined in the KHK

Agreement) anywhere in the world (including in the Pharmstandard Territory) other than Competitive Infringement in the Pharmstandard Territory or Infringement in the Excluded Territory (as defined in the KHK Agreement) resulting from activities or conduct of a Third Party in the KHK Territory that compete with, or are expected to compete with, or otherwise materially affect the market for, Licensed Products in the AVEO Territory.  In such event, the Parties acknowledge that KHK has agreed to notify AVEO of such Infringement (in which event, AVEO shall notify Pharmstandard) and to keep AVEO reasonably informed with respect to the disposition of any action taken in connection therewith (in which event, AVEO shall pass along such information to Pharmstandard);

(vii)With respect to any Third Party Infringement of any Licensed Patents that fall within the definition of Jointly Owned Product Patents (as defined in the KHK Agreement) anywhere in the world (including in the Pharmstandard Territory) other than a Competitive Infringement in the Pharmstandard Territory or an Infringement in the KHK Territory that competes with, or is expected to compete with, or otherwise materially affect the market for, Licensed Products in the KHK Territory, AVEO (and Pharmstandard, with respect to any Competitive Infringement in the Pharmstandard Territory) shall confer with KHK pursuant to Section 6.5(d) of the KHK Agreement and take such action in such manner as all parties agree.  If the parties are unable after a reasonable period of time to agree on how to proceed, then KHK and AVEO may exercise their rights as joint owners of the affected Licensed Patent in accordance with the allocation of joint ownership rights as expressed in Section 6.1 of the KHK Agreement; and

(viii)Pursuant to Section 6.5(e) of the KHK Agreement, if either AVEO or Pharmstandard brings an action against Infringement related to any of the Licensed Patents under Section 5.4 above for which KHK has back-up enforcement rights, the Parties acknowledge that KHK shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(b)Subject to Section 3.7 of this Agreement, without limiting the generality of clause (a) above, if there are at any time any Licensed Patents that are in-licensed by AVEO instead of owned by AVEO (or any AVEO Affiliate) and that are made known to Pharmstandard by AVEO in writing, then Sections 5.2, 5.3 and 5.4 shall apply to the prosecution or enforcement of such Patents, as the case may be, in the same way as if they were Licensed Patents owned by AVEO, to the full extent AVEO has prosecution and enforcement rights under the agreement by which AVEO received its license rights to such Patents that are in-licensed by AVEO instead of owned by AVEO (or any AVEO Affiliate), and subject to the rights of the Third Party licensor under such agreement.

(c)If there are at any time any Pharmstandard Patents that are in-licensed by Pharmstandard instead of owned by Pharmstandard (or a Pharmstandard Affiliate) and that are made known to AVEO by Pharmstandard in writing, then Sections 5.2, 5.3 and 5.4 shall apply to the prosecution and enforcement of such Patents, as the case may be, in the same way as if they were Pharmstandard Patents owned by Pharmstandard, to the full extent Pharmstandard has prosecution and enforcement rights under the agreement by which Pharmstandard received its license rights to such Pharmstandard Patents that are in-licensed by Pharmstandard instead of owned by Pharmstandard (or a Pharmstandard Affiliate), and subject to the rights of the Third Party licensor under such agreement.

5.9Trademarks.  The Parties agree that the Licensed Products shall be made, promoted, offered for sale, imported, stored, and sold by Pharmstandard (and its Affiliates and Sublicensees) in the Pharmstandard Territory solely under the trademarks that are owned by Pharmstandard (or a Pharmstandard Affiliate) and Pharmstandard shall be entitled to choose and apply such trademarks in its own discretion.  Neither Party grants to the other any license under trademarks Controlled by such Party.

ARTICLE 6

CONFIDENTIALITY

6.1Treatment of Confidential Information.  The Parties agree that during the Term, and for a period of [**] years after the Term expires in the last country in which it expires or is terminated, a Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own most highly confidential proprietary information (but at a minimum each Party shall use Commercially Reasonable Efforts), (b) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement or the KHK Agreement.

6.2Authorized Disclosure.  Notwithstanding Section 6.1, a Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)filing for, prosecuting or maintaining Patents;

(b)regulatory filings;

(c)prosecuting or defending litigation;

(d)complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities, provided that if the receiving Party is required by law to make any public disclosures of Confidential Information of the disclosing Party, to the extent it may legally do so, it will give reasonable advance notice to the disclosing Party of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise);

(e)to (i) its Affiliates, and to prospective and actual licensees, Sublicensees, employees, consultants, agents, accountants, lawyers, advisors and investors, and (ii) others in order to (and solely to the extent required to) exercise such Party’s rights or fulfill its obligations under this Agreement and the KHK Agreement (including commercialization and/or sublicensing of Licensed Patents, Licensed Know-How or Licensed Products) on a need to know basis, each of whom in (i) and (ii) prior to disclosure must be bound by similar obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 6 and that are of reasonable duration in view of the circumstances of the disclosure; and

(f)to the extent mutually agreed to in writing by the Parties.

6.3Termination of Prior Agreement.  This Agreement supersedes the Prior Agreement.  All information exchanged between the Parties under or otherwise subject to the Prior Agreement shall be deemed Confidential Information (in accordance with and to the extent set forth in the definition of such term in Article 1), and shall be subject to the terms of this Article 6.

6.4Publicity.

(a)The Parties have agreed to issue a joint press release in the form and with the content set forth in Exhibit Е for the initial public announcement of the execution of this Agreement.  Any other publication, news release or other public announcement regarding the execution or terms of this Agreement, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)In addition, Pharmstandard shall notify AVEO in advance of any public announcement regarding Licensed Products’ performance and achievements hereunder.

(c)The terms of this Agreement shall be treated as Confidential Information of both Parties.

(i)Such terms may be disclosed by a Party to individuals or entities covered by Section 6.2(e)(i) (but not Section 6.2(e)(ii), except for KHK) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 6.

(ii)Disclosure of the terms of this Agreement (but not other Confidential Information received from the other Party) may also be made, to actual or potential bankers, lenders and investors of the disclosing Party, who are bound to obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 6; provided, however, that Pharmstandard shall not be permitted to disclose the terms of the KHK Agreement.

(iii)In addition, if AVEO is legally required to file a copy of this Agreement with the U.S. Securities and Exchange Commission (“SEC”) in connection with such Party’s regular reporting obligations as a public company, AVEO shall attempt to obtain confidential treatment of economic and trade secret information for which such treatment is reasonably available in accordance with Applicable Law and regulations and SEC practice.

(iv)The Parties acknowledge that AVEO is required under Section 7.4 of the KHK Agreement to obtain KHK’s prior approval (not to be unreasonably withheld, conditioned or delayed) with respect to any publication, news release or public announcement regarding the terms of the KHK Agreement, to use good faith efforts to notify KHK in advance of any significant public announcement regarding Licensed Products’ performance and achievement and, if either Party is required to file a copy of this Agreement with the SEC, to provide KHK, at least [**] days in advance of such filing, with a draft set of redactions to this Agreement (as it relates to the KHK Agreement) for which any confidential treatment will be sought, and to incorporate KHK’s comments as to additional terms KHK would like to see redacted, and seek confidential treatment for such additional terms (except only in the limited circumstances where confidential treatment is manifestly unavailable).  Pharmstandard shall cooperate with AVEO with respect to AVEO’s efforts to comply with the foregoing obligations to KHK under the KHK Agreement.

6.5Publications.  The Parties acknowledge that AVEO is required under Section 7.5 of the KHK Agreement to provide KHK with an opportunity to review any proposed abstracts, manuscripts or scientific presentations (including verbal presentations) which relate to development or commercialization activities for any Licensed Product, at least [**] days prior to their intended submission for publication, and to not submit any such abstract or manuscript for publication until KHK is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable.  Pharmstandard shall cooperate with AVEO with respect to AVEO’s efforts to comply with the foregoing obligation to KHK under the KHK Agreement; it being understood that such materials shall be deemed Confidential Information of Pharmstandard.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1General Representations and Warranties.  Each Party represents, warrants and covenants to the other that:

(a)It is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder (including obtaining all necessary corporate approvals), and the person or persons executing this Agreement on its behalf has and have been duly authorized to do so by all requisite corporate action.

(c)This Agreement is legally binding upon it and enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)It has not granted, and shall not grant during the Term of this Agreement, any right to any Third Party which would conflict with the rights granted to the other Party hereunder.  It has (or shall have at the time performance is due) maintained and shall maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder.

(e)It is not aware of any action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

7.2AVEO’s Representations and Warranties.  AVEO represents and warrants to Pharmstandard that, as of the Signing Date:

(a)It has supplied Pharmstandard with a true, correct and complete copy of the KHK Agreement (including any subsequent amendments and additions thereto).

(b)It has duly observed all formalities that are required pursuant to the KHK Agreement (including, without limitation (i) filing the respective investigational new drug applications for a Licensed Product in each of the U.S. and the EU, and (ii) giving a notice to KHK of the proposed sublicensing) in order for AVEO to become entitled to grant to Pharmstandard the rights and licenses set forth hereunder.

(c)The Listed AVEO Patents and the Listed AVEO Know-How are Controlled in the Pharmstandard Territory and in the Field solely and exclusively by AVEO, free and clear of any liens, charges and encumbrances of any kind, and AVEO has the right to grant to Pharmstandard the rights and licenses set forth hereunder.

(d)Neither AVEO nor its Affiliates, nor to the actual knowledge of AVEO’s executive officers, KHK or its Affiliates has granted, expressly or otherwise, any assignment, license or other extension of right, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to, under or in the Licensed Patents or the Licensed Know-How with respect to the Licensed Compounds and/or the Licensed Products in the Field for the Pharmstandard Territory, and no Third Party other than KHK has retained any right, or other similar interest or benefit, exclusive or otherwise, to, under or in the Licensed Patents in the Field for the Pharmstandard Territory.

(e)Neither AVEO nor its Affiliates nor, to the actual knowledge of AVEO’s executive officers, KHK or its Affiliates, has entered into any agreement, arrangement or understanding with any Third Party relating to the Licensed Patents or Licensed Know-How or any part of them that affects or limits in the Field, or that might reasonably be construed to affect or limit in the Field, the license rights granted to Pharmstandard hereunder or the transaction contemplated by this Agreement.

(f)To the actual knowledge of AVEO’s executive officers, Exhibit B hereto is a complete and accurate list of all Listed AVEO Patents.  The Listed AVEO Patents include all Patents Controlled by AVEO as of the Signing Date anywhere in the Pharmstandard Territory that claim the composition of the Licensed Compound or its use in the Field and that are necessary or required for the exercise of Pharmstandard’s rights under this Agreement, including but not limited to the development, manufacture and commercialization of the Licensed Compound or a Licensed Product for the Field in the Pharmstandard Territory

(g)Neither AVEO nor its Affiliates nor, to the actual knowledge of AVEO’s executive officers, KHK nor its Affiliates is aware of the existence of any documentation or publication or conduct by or on behalf of KHK or AVEO or their Affiliates that would bring into question the validity or enforceability of the Listed AVEO Patents.

(h)Neither AVEO nor its Affiliates nor, to the actual knowledge of AVEO’s executive officers, KHK nor its Affiliates has done or omitted to do anything which could reasonably be expected to cause the Listed AVEO Patents to lapse prematurely or become subject of a compulsory licensing in the Pharmstandard Territory.

(i)Neither AVEO nor its Affiliates nor, to the actual knowledge of AVEO’s executive officers, KHK has received any written notice of any claim that any Patent, trade secret right or other intellectual property rights Controlled by a Third Party would be infringed or misappropriated by the research, development, manufacture, use, sale, offer for sale or importation of the Licensed Compound or a Licensed Product for use in the Field in the Pharmstandard Territory in accordance with the terms of this Agreement.

(j)To the actual knowledge of AVEO’s executive officers, (i) no proceeding is pending or threatened that challenges AVEO’s or KHK’s ownership or Control, as applicable, of the AVEO Listed Patents, and (ii) the AVEO Listed Patents are not subject to any pending or threatened re-examination, opposition, interference or litigation proceedings, in each case in the Pharmstandard Territory.

(k)AVEO has not received written notice of any claim by any Third Party that the Licensed Compound infringes the intellectual property right of any Third Party in the Pharmstandard Territory.

(l)To the actual knowledge of AVEO’s executive officers, the Listed AVEO Patents and the Listed AVEO Know-How are not being infringed or misappropriated by any Third Party in the Pharmstandard Territory and in the Field.

(m)Other than as previously disclosed by AVEO, there is no action, claim, demand, lawsuit, proceeding, arbitration, grievance, citation, summons, or subpoena of any nature (civil, criminal, regulatory or otherwise), in law or in equity, pending or, to the actual knowledge of AVEO’s executive officers, threatened against AVEO or its Affiliates relating without limitation to the Listed AVEO Patents, the Listed AVEO Know-How or the transaction contemplated by this Agreement.

7.3Pharmstandard’s Representations, Warranties and Covenants.

(a)Pharmstandard represents and warrants to AVEO that, as of the Signing Date, it does not Control any Patent rights that relate in any way to the Licensed Compound or Licensed Products, or method of making, using (including methods of administration and dosage forms) or testing of any of the foregoing (or any article necessary or useful to practice any such method).

(b)Pharmstandard represents and warrants to AVEO that as of the Signing Date it does not have any VEGF Receptor Inhibitor (as defined below) at any stage of development or commercialization for the diagnosis, prevention, or treatment of any form of cancer.  Pharmstandard further covenants and agrees, that in case it or an Affiliate or Sublicensee proposes to develop or commercialize any VEGF Receptor Inhibitor in the Field in the Pharmstandard Territory, Pharmstandard shall:

(i)provide an overall clinical development plan (at the same level of detail as the AVEO Overall Clinical Development Plan as defined in the KHK Agreement) to AVEO;

(ii)to exert at least Commercially Reasonable Efforts to develop and commercialize Licensed Products (without any lowering of such standard on account of any other VEGF Receptor Inhibitor);

(iii)to exert efforts on Licensed Products at least as great as any other VEGF Receptor Inhibitor, taking into account all relevant factors such as the relative stage of development of the products, unique development issues related to each of the products, and potential uses of the products;

(iv)promptly (within no more than [**] days after requested by KHK) meet with the KHK Development Committee and AVEO representative through a representative of the Pharmstandard at the level of at least Vice President or above.

For purposes of this Section 7.3, the term “VEGF Receptor Inhibitor” means any composition of matter (including small molecules, other compounds, peptides and proteins) where “a primary mechanism of action” (as described below) of such composition is through binding (whether non-covalently (including ionically, electrostatically, through hydrophobic interactions or through hydrogen bonds) or covalently) to one or more of:  VEGF-A, VEGF-B, VEGF-C, VEGF-D, VEGF Receptor-1, VEGF Receptor-2 and VEGF Receptor-3.  If a given composition has multiple mechanisms of action by binding to or inhibiting multiple kinases, then such composition shall be deemed to have “a primary mechanism of action” by binding to one or more VEGFs and VEGF Receptors (as specified above) if, and only if, such composition binds at least as specifically to VEGF(s) or VEGF Receptor(s) as to the other kinase(s) by which such composition exerts its other mechanism(s) of action; otherwise, such composition shall not be a VEGF Receptor Inhibitor.

(c)Pharmstandard represents, warrants and covenants that it shall not engage or employ in the development or commercialization of a Licensed Product any person or organization that has been debarred by a Regulatory Authority in the Pharmstandard Territory or, to the best of Pharmstandard’s knowledge, was or is the subject of debarment proceedings by a Regulatory Authority in the Pharmstandard Territory.

7.4AVEO Covenant.  AVEO covenants that it will maintain the Listed AVEO Know-How in accordance with the provisions of Article 6 of this Agreement as if it were the Confidential Information of Pharmstandard and will not disclose it to any Third Party other than as set forth in Section 6.2.  AVEO further covenants that it will not exercise its right under

Section 10.4 of the KHK Agreement to terminate the KHK Agreement anywhere in the Pharmstandard Territory.

7.5Disclaimer Concerning Technology.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE PATENTS AND KNOW-HOW PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  Without limiting the generality of the foregoing, each Party expressly does not warrant (a) the success of activities performed pursuant to this Agreement or (b) the safety, efficacy or usefulness for any purpose of the Patents or Know-How it provides under this Agreement or the subject matter of them.

ARTICLE 8

INDEMNIFICATION

8.1Indemnification by Pharmstandard.

(a)Pharmstandard shall indemnify, hold harmless and defend AVEO and each of its Affiliates, all of their respective officers, directors, employees and agents, and each of their respective successors, heirs and assigns (collectively, the “AVEO Indemnitees”) from and against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys’ fees and witness fees) (collectively, “Losses”) resulting from any demand, claim, action or proceeding brought or initiated by a Third Party (each, a “Third-Party Claim”) against any AVEO Indemnitees(s) to the extent that such Third-Party Claim arises out of:

(i)the breach or alleged breach of any representation, warranty or covenant by Pharmstandard in Article 7 of this Agreement;

(ii)the negligence or willful misconduct of any Pharmstandard Indemnitee (defined in Section 8.2); or

(iii)the research, development, manufacture, storage, handling, use, sale, offer for sale or importation of Licensed Products by or for the Pharmstandard Indemnitees, provided that such Third-Party Claim results from negligence or willful misconduct of the Pharmstandard Indemnitees;

(iv)provided in each case that (x) the AVEO Indemnitees comply with the procedure set forth in Section 8.3; and (y) such indemnity shall not apply to the extent AVEO has an indemnification obligation pursuant to Section 8.2 for such Loss.  Pharmstandard shall require equivalent indemnification of the AVEO Indemnitees as in clause (iii) of the foregoing sentence from each Sublicensee as to such Sublicensee’s activities described in such clause (iii).

(b)Pharmstandard shall indemnify, hold harmless and defend KHK, KHK’s Affiliates, KHK’s and its Affiliates’ Sublicensees and all of the respective officers, directors, employees and agents of each of the foregoing entities (collectively, the “KHK Indemnitees”) from and against any and all Losses resulting from any Third-Party Claim against any KHK Indemnitees(s) to the extent that such Third-Party Claim arises out of the research, development, manufacture, storage, handling, use, sale, offer for sale or importation of the Licensed Compound or Licensed Products; provided that (i) the KHK Indemnitees comply with the procedure set forth in Section 8.3 of the KHK Agreement; and (ii) such indemnity shall not apply to the extent KHK has an indemnification obligation pursuant to Section 9.2 of the KHK Agreement for such Loss.

8.2Indemnification by AVEO.

(a)AVEO shall indemnify, hold harmless and defend Pharmstandard, Pharmstandard’s Affiliates, Pharmstandard’s and its Affiliates’ Sublicensees and all of the respective officers, directors, employees and agents of each of the foregoing entities (collectively, the “Pharmstandard Indemnitees”) from and against any and all Losses resulting from any Third-Party Claim against them to the extent that such Third-Party Claim arises out of:

(i)the breach or alleged breach of any representation, warranty or covenant by AVEO in Article 7 of this Agreement; or

(ii)the negligence or willful misconduct of any AVEO Indemnitee;

(iii)provided in each case that (y) the Pharmstandard Indemnitees comply with the procedure set forth in Section 8.3; and (z) such indemnity shall not apply to the extent Pharmstandard has an indemnification obligation pursuant to Section 8.1 for such Loss.

(b)In addition, the Parties acknowledge that, pursuant to Section 9.2 of the KHK Agreement, KHK has agreed to indemnify, hold harmless and defend AVEO and its Sublicensees and all of the respective officers, directors, employees and agents of the foregoing entities from and against any and all Losses resulting from any Third-Party Claim against AVEO or its Sublicensees to the extent that such Third-Party Claim arises out of:

(i)the breach or alleged breach of any representation, warranty or covenant by KHK in Article 8 of the KHK Agreement; or

(ii)the negligence or willful misconduct of any Kirin Indemnitee (as defined in the KHK Agreement);

(iii)provided in each case that (x) AVEO and the applicable Sublicensee(s) comply with the procedure set forth in Section 9.3 of the KHK Agreement, and (y) such indemnity shall not apply to the extent that AVEO has an indemnification obligation to KHK for such Loss pursuant to Section 9.1 of the KHK Agreement.

(c)If Pharmstandard, as a Sublicensee of AVEO, seeks to be indemnified by KHK with respect to a Third-Party Claim as set forth in Section 8.2(b) above and pursuant to Section 9.2 of the KHK Agreement (“Pharmstandard Third-Party Claim”), Pharmstandard shall promptly notify AVEO thereof and, in order to ensure compliance with the procedure set forth in Section 9.3 of the KHK Agreement, each Party shall comply with the procedures set forth below:

(i)To the extent that AVEO receives prompt notice from Pharmstandard of any Pharmstandard Third-Party Claim, AVEO shall use Commercially Reasonable Efforts to provide KHK with prompt notice of such Pharmstandard Third-Party Claim giving rise to KHK’s indemnification obligation pursuant to Section 9.2 of the KHK Agreement and the exclusive ability to defend (with the reasonable cooperation of AVEO and Pharmstandard, at KHK’s expense on a pass-through basis) or settle any such claim.  The Parties acknowledge that, pursuant to Section 9.3 of the KHK Agreement, KHK has agreed not to enter into any settlement for damages other than monetary damages without AVEO’s written consent (which consent shall not be given by AVEO unless and until the Parties mutually agree to do so, such agreement not to be unreasonably withheld, delayed or conditioned by either Party).

(ii)The Parties acknowledge that, pursuant to Section 9.3 of the KHK Agreement, AVEO has the right to participate in the defense of any claim or suit that has been assumed by KHK under Section 9.2 of the KHK Agreement.  If requested by Pharmstandard, AVEO shall use Commercially Reasonable Efforts to obtain KHK’s consent to Pharmstandard’s participation, along with AVEO, in the defense of any claim or suit with respect to any Pharmstandard Third-Party Claim that has been assumed by KHK under Section 9.2 of the KHK Agreement; it being understood that any participation by Pharmstandard in such suit or claim shall be conducted at Pharmstandard’s own expense and with counsel of Pharmstandard’s own choice

(iii)The Parties acknowledge that, pursuant to Section 9.3 of the KHK Agreement, if AVEO and KHK cannot agree as to the application of Section 9.1 or Section 9.2 of the KHK Agreement as to any particular Pharmstandard Third-Party Claim (which agreement shall not be given or withheld by AVEO unless and until the Parties mutually agree to do so, such agreement not to be unreasonably withheld, delayed or conditioned by either Party), AVEO and KHK may conduct separate defenses of such Pharmstandard Third-Party Claim.  In such case, as between AVEO and Pharmstandard, AVEO shall have the exclusive right to assume the defense of such Pharmstandard Third-Party Claim, including any settlement thereof (provided that AVEO shall not enter into any settlement for damages other than monetary damages without Pharmstandard’s written consent, which shall not be unreasonably withheld, delayed or conditioned), and Pharmstandard shall have the right to participate in such defense, at Pharmstandard’s own expense and using counsel of Pharmstandard’s own choice.  The Parties acknowledge that AVEO reserves the right, and shall use Commercially Reasonable Efforts, to claim indemnity from KHK in accordance with Section 9.2 of the KHK Agreement upon resolution of the underlying Pharmstandard Third-Party Claim.

8.3Procedure.  To be eligible for its AVEO Indemnitees or Pharmstandard Indemnitees (as applicable) to be indemnified hereunder, a Party shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Article 8 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party, at the defending Party’s expense on a pass-through basis) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld, delayed or conditioned.  The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.  If the Parties cannot agree as to the application of Sections 8.1 and 8.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim.  Each Party reserves the right to claim indemnity from the other in accordance with Sections 8.1 and 8.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 8.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

8.4Insurance.  Pharmstandard shall obtain and/or maintain insurance during the Term and for a period of at least [**] years after the last commercial sale of a Licensed Product under this Agreement, with a reputable, solvent insurer in an amount required by Applicable Law and appropriate for its business and products of the time that are the subject of this Agreement and in the geographical market in which the relevant insurable activity is being performed, and for its obligations under this Agreement.  Upon request, Pharmstandard and its Sublicensees, successors and assigns shall provide AVEO, upon request, with evidence of the existence and maintenance of such insurance coverage.

8.5Limitation of Liability.  EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 8 OR IN RESPECT OF A BREACH OF ARTICLE 6 OR SECTION 7.3(B), NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES AND LICENSEES (INCLUDING SUBLICENSEES AND OTHER LICENSEES) SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

ARTICLE 9

TERM AND TERMINATION

9.1Term.  This Agreement shall become effective on the Signing Date and, unless it is earlier terminated pursuant to this Article 9, shall continue upon the expiration of the Royalty Term with respect to each Licensed Product in each country of the Pharmstandard Territory hereunder (the “Term”).  If under Applicable Law, any of the licenses granted to Pharmstandard under this Agreement for the use of the Licensed Patents is subject to recording with the respective local patent authority to become valid and effective in a particular country within the Pharmstandard Territory, such patent license shall be deemed effective from the date of such recording and shall continue in force within the entire term of validity of the underlying Patents.  To comply with the Applicable Law requirements, the Parties agree that the terms of the patent licenses granted under this Agreement may not exceed the terms of validity of the respective Licensed Patents.  For avoidance of any doubt, if during the Term any of the Licensed Patents expires, is found invalid or unenforceable or is terminated or revoked, the respective license granted to Pharmstandard under this Agreement shall be deemed terminated solely in connection with such particular Licensed Patent, but such event shall not affect the validity or term of the entire Agreement, and the licenses to the Licensed Know-How and all applicable royalty obligations shall continue.

9.2Termination for Breach.

(a)Notice.  If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver written notice of such breach to the other Party.  To be an effective notice under this Section 9.2(a), the written notice must (i) explicitly reference this Section 9.2, and (ii) explicitly state that if the breach is not cured, the notifying Party will have the right to terminate this Agreement.  The allegedly breaching Party shall have ninety (90) days from receipt of such notice to cure such breach; provided that the cure period shall be thirty (30) days for breaches involving nonpayment of any amount due hereunder.

(b)Failure to Cure.  If the Party receiving notice of breach fails to cure such breach within such ninety (90) day period (or thirty (30) day period in the case of non-payment breaches), the Party originally delivering the notice may terminate this Agreement effective immediately upon delivery of a second written notice to the allegedly breaching Party.

(c)Disputes.  If a Party gives notice of termination under Section 9.2, and the other Party disputes whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Article 10.  If as a result of such dispute resolution process it is determined that the notice of termination was proper by reason of a material breach of the Agreement and the breaching Party fails to cure such material breach within the applicable cure period after such determination, then such termination shall be deemed to be effective as of the date of the notice of termination.  If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

9.3Termination for Bankruptcy.  This Agreement may be terminated by either Party immediately upon written notice to the other Party and to the extent permitted under Applicable Law, rules, or regulations, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

9.4Termination for Patent Challenge.  If Pharmstandard or any of its Affiliates or Sublicensees (a) initiates or requests an interference, post-grant review, inter-partes review, reexamination, protest, opposition, nullity or similar proceeding with respect to any Licensed Patent, (b) makes, files or maintains any claim, demand lawsuit, or cause of action to challenge the validity or enforceability of any Licensed Patent, (c) opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patent, or (d) funds or otherwise provides material assistance to any other Person with respect to any of the foregoing, AVEO shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Pharmstandard.  Any such termination shall only become effective if Pharmstandard or its Affiliate or Sublicensee, as applicable, has not withdrawn such action before the end of the thirty (30) day notice period.

9.5Elective Termination.  Pharmstandard shall have the right, in its sole discretion and without recourse to court, to terminate this Agreement in its entirety after the first (1st) anniversary of the Signing Date by providing not less than ninety (90) days’ prior written notice to AVEO if in Pharmstandard’s reasonable opinion, the safety, patient tolerability, efficacy, or the profile or the commercial viability of the Licensed Product does not justify continued development by Pharmstandard, its Affiliates and/or its Sublicensee(s) in the Pharmstandard Territory.

9.6AVEO’s Rights upon Certain Terminations.  Upon expiration of this Agreement by operation of Section 9.1 or termination of this Agreement by AVEO under Section 9.2, 9.3 or 9.4 or by Pharmstandard under Section 9.5:

(a)Licenses.  The licenses granted by AVEO to Pharmstandard under Article 3 shall terminate.  The licenses granted by Pharmstandard to AVEO under Article 3 shall survive.

(b)Regulatory Filings.  To the extent permitted by Applicable Law, Pharmstandard shall transfer to AVEO all clinical trial applications, applications for Marketing Authorization, Marketing Authorizations, pricing and reimbursement approvals, drug dossiers, master files and other regulatory filings and regulatory correspondence related to the Licensed Compound or any Licensed Product that it Controls as of the effective date of such termination.  If Pharmstandard is restricted under Applicable Law from transferring ownership of any of the foregoing items to AVEO, Pharmstandard shall grant AVEO (or its designee) a right of reference or use to such item.  Pharmstandard shall take all permitted actions reasonably necessary to effect such transfer or grant of right of reference or use to AVEO.

(c)Data.  Pharmstandard shall transfer to AVEO its entire right, title, and interest in and to all preclinical and clinical data, Clinical Regulatory Filings, Safety Data and all other supporting data, including pharmacology, toxicology, chemistry and biology data, in Pharmstandard’s Control as of the effective date of such termination related to, and to the extent necessary or reasonably useful for AVEO to continue the development, manufacture or commercialization of, the Licensed Compound and Licensed Products.

(d)No Further Representations.  Pharmstandard shall discontinue making any representation regarding its status as a licensee of AVEO in the Pharmstandard Territory and in the Field for the Licensed Compound and Licensed Products and shall cease conducting all activities with respect to the marketing, promotion, sale or distribution of all of the foregoing.

(e)Transition Assistance.  To the extent requested by AVEO, for a period of six (6) months following the effective date of termination, Pharmstandard shall also provide, at no extra cost, such assistance as may be reasonably necessary to transfer and/or transition over a reasonable period of time to AVEO any licenses and other contracts specific to the Licensed Compound and Licensed Products (including clinical trial and manufacturing agreements with respect thereto), to the extent such agreements are in effect as of the effective date of termination and to the extent such assignment is permitted by Applicable Law.

(f)Remaining Inventories.  AVEO shall have the right to purchase from Pharmstandard all of the inventory of Licensed Products held by Pharmstandard as of the effective date of termination at a price equal to Pharmstandard’s fully-burdened manufacturing cost, determined in accordance with GAAP.  AVEO shall notify Pharmstandard within [**] months after termination whether AVEO elects to exercise such right, and if AVEO fails to do so, AVEO shall be deemed to have forfeited its rights under this Section 9.6(f).

(g)Transfer of Contracts.  To the extent requested by AVEO, for a period of [**] months following the effective date of termination, Pharmstandard shall provide such assistance as may be reasonably necessary to transfer or transition over such period of time to AVEO any license agreements or other contracts specific to the Licensed Compound and Licensed Products (including clinical trial and manufacturing agreements), to the extent such agreements are in effect as of the effective date of termination and to the extent such assignment or transfer is permitted by Applicable Law.  If AVEO fails to make any such request during such [**] month period, AVEO shall be deemed to have forfeited its rights under this Section 9.6(g).

(h)Prosecution and Enforcement.  The provisions of Article 5 (other than Section 5.1) shall be terminated; provided that, as between the Parties, AVEO shall have the sole right (but not the obligation) to prosecute, maintain and enforce all Licensed Patents and Joint Patents, and Pharmstandard shall provide such assistance and cooperation as may be reasonably necessary in connection with the transition of prosecution and enforcement responsibilities to AVEO with respect to any Licensed Patents and Joint Patents with respect to which Pharmstandard (or its Affiliate or Sublicensee) had prosecution, maintenance or enforcement responsibility prior to the effective date of termination, including execution of such documents as may be necessary to effect such transition.

(i)Transfer of Marketing-Related Materials.  Pharmstandard shall transfer to AVEO all promotional materials, customer data, competitive intelligence data, market research and other materials, information or data related to the marketing, promotion or sale of the Licensed Compound and Licensed Products Controlled by Pharmstandard as of the effective date of such termination, to the extent necessary or reasonably useful for the commercialization of the Licensed Compound and Licensed Products.

(j)Affiliates and Sublicensees.Pharmstandard shall cause its Affiliates and Sublicensees to comply with Section 9.6 as if they were Pharmstandard.

9.7Pharmstandard’s Rights upon Certain Terminations.  Upon termination of this Agreement by Pharmstandard under Section 9.2 or 9.3, (a) the licenses granted by AVEO to Pharmstandard under Article 3 shall terminate, (b) the license granted by Pharmstandard to AVEO under Section 3.3(d)(i) shall survive, and (c) Pharmstandard shall discontinue making any representation regarding its status as a licensee of AVEO in the Pharmstandard Territory and in the Field for the Licensed Compound and Licensed Products and shall cease conducting all activities with respect to the development, marketing, promotion, sale or distribution of all of the foregoing, and (d) Pharmstandard shall have no further payment obligations under Article 4 except with respect to milestones or royalties that accrued prior to the effective date of termination of this Agreement.

9.8Survival.

(a)The following provisions shall survive any expiration or termination of this Agreement:  Articles 6, 8 and 10, Sections 2.6, 2.8, 2.12, 3.3(d), 4.13, 7.5, 9.6, 9.7, 9.8, 11.2, 11.4, 11.5, 11.6 and 11.14.

(b)Expiration and termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

ARTICLE 10

DISPUTE RESOLUTION

10.1Seeking Consensus.  If any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability, performance or breach of this Agreement arises between the Parties (a “Dispute”), then upon the written request of either Party, the Parties shall have senior executives with decision-making authority of each Party meet and discuss the matter in good faith.  The written request shall explain the nature of the Dispute and refer to the relevant provisions of the Agreement upon which the Dispute is based.  The complaining Party shall also set forth a proposed solution to the problem, including a suggested time frame within which the Parties must act.  The non-complaining Party must respond in writing within [**] days of receiving the notice with an explanation, including references to the relevant provisions of the Agreement and a response to the proposed solution and suggested time frame for action.  The complaining Party must initiate the scheduling of this resolution meeting.  The Parties shall have such senior executives, and other personnel as necessary, meet within [**] days after the initial request in writing by either Party.  The Parties shall discuss possible options for resolving the Dispute, including a discussion of whether mediation may be a useful mechanism for resolving the Dispute; provided that neither Party shall be obligated to enter into or participate in mediation.  If the matter is not resolved within [**] following the request for discussions, and the Parties have not agreed upon mediation, then either Party may then invoke arbitration in accordance with this Section 10.2.  If mediation takes place and is unsuccessful, then either Party may then invoke arbitration in accordance with this Section 10.2.

10.2Arbitration.

(a)Notice of Arbitration.  Any Dispute which may arise between the Parties that is not resolved pursuant to Section 10.1 shall be settled by binding arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association in accordance with its International Arbitration Rules as set forth in this Section 10.2, excluding any Patent Disputes as specified in Section 10.5 (which shall be resolved pursuant to Section 10.5).  Either Party, following the end of the [**] day period referenced in Section 10.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party within [**] days following the end of the [**] day period referenced in Section 10.1.

(b)Selection of Arbitrators.  The number of arbitrators to resolve any Dispute submitted to arbitration under Section 10.2(a) shall be three (3).  Each Party shall select one (1) arbitrator within [**] days following receipt of notice under Section 10.2(a), and the two arbitrators selected by the Parties shall be responsible for selecting the third arbitrator.  Each arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries.  If the two arbitrators selected by the Parties cannot agree on a third arbitrator within [**] days following either Party’s request for arbitration hereunder, then such third arbitrator shall be appointed by the International Centre for Dispute Resolution of the American Arbitration Association, which arbitrator must meet the foregoing criteria.

(c)Location; Proceedings.  The place of arbitration shall be London, England.  The proceedings shall be conducted pursuant to the International Arbitration Rules of the International Centre for Dispute Resolution of the American Arbitration Association.  All proceedings and communications shall be in English.  Each Party shall have the right to be represented by counsel of its own choosing at its own expense.

(d)Discovery.  The Parties agree that discovery appropriate to the issues in the dispute shall be permitted in the arbitration, including reasonable document requests, pre-hearing exchanges of information, expert witness disclosures, limited depositions of important witnesses and other appropriate discovery; provided that such discovery shall be limited to the narrower of (i) the scope of discovery agreed to by the Parties, or if none can be agreed, established by the arbitrators, and (ii) such discovery as would be permitted by the Federal Rules of Civil Procedure and is approved by the arbitrators, keeping in mind the goal of an expedited and efficient proceeding.

(e)Procedural Rules; Statute of Limitations.  The arbitration shall be governed by the procedural and substantive law set forth in Section 10.3.  The statute of limitations of the State of New York, U.S.A. applicable to the commencement of a lawsuit shall apply to the commencement of arbitration under this Article 10; provided that such statute of limitations shall be tolled with respect to the subject matter of any Dispute upon delivery of a Party’s written request under Section 10.1 relating to such Dispute; provided, further, that if the senior executives are unable to resolve such Dispute within the [**] day period specified in Section 10.1, the Parties agree to file the notice of arbitration within [**] days thereafter.

(f)Costs.  Each Party shall bear its own costs and expenses and attorneys’ fees in the arbitration, except that the arbitrators may order the non-prevailing Party to bear all or an appropriate part (reflective of the relative success on the issues) of the costs and expenses and reasonable attorneys’ fees incurred by the prevailing Party and/or the arbitrators’ fees and expenses and any administrative fees of arbitration based on the relative merits of each Party’s positions on the issues in the Dispute.

(g)Award.  Any award rendered by the arbitrators shall be final and binding on the Parties, and shall be governed by the terms and conditions hereof, including the limitation on damages set forth in Section 8.5.  Any award to be paid by one Party to the other Party as determined by the arbitrators shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting enforcement.  Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 10, judgment may be entered upon the final award in any court of competent jurisdiction, including any court of competent jurisdiction in the United States.  The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at the rate set forth in Section 4.14.

(h)Confidentiality.  All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 6.  Except as required by Applicable Law, neither Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party.  The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

(i)Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

10.3Governing Law.  This Agreement shall be governed by and construed under the substantive laws of the State of New York, U.S.A., excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

10.4Injunctive Relief; Remedy for Breach of Exclusivity.  Nothing in this Article 10 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.  Specifically, the Parties agree that a material breach by either Party of its obligations in Article 6 or Section 7.3(b) of this Agreement may cause irreparable harm to the other Party, for which damages may not be an adequate remedy.  For the avoidance of doubt, nothing in this Section 10.4 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 9.2.

10.5Patent Disputes.  Notwithstanding Section 10.2, any Dispute relating to the scope, validity, enforceability or infringement of any Licensed Patent, Pharmstandard Patent or Joint Patent shall be submitted to a court of competent jurisdiction in the country in which such Patent rights were granted or arose.

ARTICLE 11

MISCELLANEOUS

11.1Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to AVEO or Pharmstandard from time to time.  Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

11.2Entire Agreement; Amendment.  This Agreement (including the Exhibits hereto) sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties (including the Prior Agreement with respect to Confidential Information).  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.3Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, and destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be excused by reason of a Force Majeure.

11.4Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Pharmstandard:

JSC “Pharmstandard-UfaVITA”
Khudajberdina str., 28, Ufa,
Bashkortostan, Russia
Attention:  General director

In the case of AVEO:

AVEO Pharmaceuticals, Inc.
One Broadway, 14th Floor
Cambridge, Massachusetts 02142, U.S.A.
Attention: Chief Executive Officer

Copy to:  Vice President, Business Development & Alliance Management

11.5Maintenance of Records.  Each Party shall keep and maintain all records required by law or regulation with respect to Licensed Products and shall make copies of such records available to the other Party upon request.

11.6Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, or Exhibit, of or to, as the case may be, this Agreement.  Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws refers to such laws as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, and (e) the word “or” has the inclusive meaning  represented by the phrase “and/or”, (f) the words “date hereof” refers to the Signing Date, (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and (g) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

11.7Ambiguities.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.8Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any Party without the prior written consent of the other Party; provided, however, that any Party may, without such consent, assign this Agreement, (a) in whole or in part (divided on a geographic basis but not otherwise), to any of its respective Affiliates; provided that such Party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned; such Affiliate has acknowledged and confirmed this in writing effective as of such assignment or other transfer; and such Affiliate shall be bound by this Agreement as if it were a party to it as and to the identical extent applicable to the transferor; or (b) as a whole, if either Party merges with, or all or substantially all of its business or assets are acquired by, another entity (whether by merger, sale of assets, sale of stock or otherwise) (an “M&A Event”), to the Party’s merger partner or the acquiror as part of that M&A Event.  Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, if this

Agreement is assigned by a Party in connection with an M&A Event, such assignment shall not provide the non-assigning Party with rights or access to intellectual property or technology of the acquirer of the assigning Party.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.8 shall be null and void.

11.9Independent Contractors.  It is expressly agreed that AVEO and Pharmstandard shall be independent contractors and that the relationship between them shall not constitute a partnership, joint venture or agency.  Neither AVEO nor Pharmstandard shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

11.10Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signature pages may be exchanged electronically in portable document format (.pdf) form.

11.11Severability.  If any provision of this Agreement is held to be invalid or unenforceable in the alternative dispute resolution proceedings specified in Article 11 from which no court appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.12Headings.  The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

11.13No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

11.14No Third Party Beneficiaries.  Except as expressly set forth in this Agreement, no Third Party shall be deemed an intended third party beneficiary hereunder or have any right to enforce any obligation of this Agreement.

11.15Costs. Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

11.16Registration of Agreement.  Pharmstandard, at its sole cost and expense, shall obtain any and all registrations, import, export, re-export and other authorizations and licenses that may from time to time be required by any governmental authority in the Pharmstandard Territory with respect to rights and licenses granted to Pharmstandard under this Agreement.  AVEO will provide reasonable assistance to Pharmstandard, at Pharmstandard’s sole cost and expense, in obtaining such registrations, authorizations or licenses in the Pharmstandard Territory, including, but not limited to, execution and delivery of any and all respective powers of attorney and any other forms and documents as may be required under Applicable Law.  The Parties acknowledge that in order for Pharmstandard to become a registered user of the Licensed Patents in the Pharmstandard Territory it may be necessary to have the KHK Agreement registered with the respective local patent authorities.  In such case, AVEO shall use Commercially Reasonable Efforts to provide necessary assistance to Pharmstandard, including without limitation, execution and delivery of any and all respective powers of attorney and any other forms and documents as may be required under Applicable Law to accomplish such registration.

11.17This Agreement is executed in 2 counterparts, each of which shall be considered an original and all of which shall constitute one and the same document for all purposes.  This Agreement shall be prepared and executed in the English and Russian languages.  The English version shall in all events prevail and be paramount in the event of any differences, questions or disputes concerning the meaning, form, validity or interpretation of this Agreement.

IN WITNESS WHEREOF, Pharmstandard and AVEO have caused this Agreement to be executed by their duly authorized officers as of the Signing Date:

SIGNED for and on behalf of		SIGNED for and on behalf of

JSC Pharmstandard- Ufimskiy Vitamin Plant:		AVEO PHARMACEUTICALS, INC.

by Kreiman V.A.

Signature:	/s/ illegible	By:	/s/ Michael P. Bailey
Title:	General director		Name: Michael P. Bailey
Title: President & Chief Executive Officer

By:

Exhibit A:  Initial Development Plan

Initial Development Plan in the Pharmstandard Territory includes two scenarios – [**].  In this case Initial Development Plan will be as follows:

	From	To
Lisence Agreement Signing	Aug 2015	Aug 2015
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]		[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]		[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]		[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]		[**]

If [**] scenario takes place, [**].  In this case Initial Development Plan will be as follows:

	From	To
Lisence Agreement Signing	Aug 2015	Aug 2015
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]		[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]		[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]		[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]		[**]

SIGNED for and on behalf of		SIGNED for and on behalf of

JSC Pharmstandard- Ufimskiy Vitamin Plant:		AVEO PHARMACEUTICALS, INC.

by Kreiman V.A.

Signature:	/s/ illegible	By:	/s/ Michael P. Bailey
Title:	General director		Name: Michael P. Bailey
Title: President & Chief Executive Officer

By:

Exhibit B:  Listed AVEO Patents

Docket No./ Country	Application or Patent Number	Owner	Title	Filing Date	Status
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
	[**][**]	[**]	[**]	[**]	[**]

SIGNED for and on behalf of		SIGNED for and on behalf of

JSC Pharmstandard- Ufimskiy Vitamin Plant:		AVEO PHARMACEUTICALS, INC.

by Kreiman V.A.

Signature:	/s/ illegible	By:	/s/ Michael P. Bailey
Title:	General director		Name: Michael P. Bailey
Title: President & Chief Executive Officer

By:

B-1

Exhibit C.Listed AVEO Know-How

[**].

SIGNED for and on behalf of		SIGNED for and on behalf of

JSC Pharmstandard- Ufimskiy Vitamin Plant:		AVEO PHARMACEUTICALS, INC.

by Kreiman V.A.

Signature:	/s/ illegible	By:	/s/ Michael P. Bailey
Title:	General director		Name: Michael P. Bailey
Title: President & Chief Executive Officer

By:

C-1

Exhibit D

Licensed Know-How to be Provided to Pharmstandard as a part of Licensed Technology Transfer

[**].

SIGNED for and on behalf of		SIGNED for and on behalf of

JSC Pharmstandard- Ufimskiy Vitamin Plant:		AVEO PHARMACEUTICALS, INC.

by Kreiman V.A.

Signature:	/s/ illegible	By:	/s/ Michael P. Bailey
Title:	General director		Name: Michael P. Bailey
Title: President & Chief Executive Officer

By:

D-1

Exhibit E:Form of Press Release

AVEO Oncology Announces Exclusive Licensing Agreement with
Pharmstandard for Tivozanib in Russia, Ukraine and CIS

CAMBRIDGE, Mass. – August  ____th, 2015 – AVEO Oncology (NASDAQ:AVEO) today announced that it has entered into an exclusive license agreement with a subsidiary of  Pharmstandard Group, the largest Russian pharmaceutical group (“Pharmstandard”), for the development, manufacturing and commercialization of AVEO’s small molecule vascular endothelial growth factor (VEGF) tyrosine kinase inhibitor tivozanib in the territories of Russia, Ukraine and the Commonwealth of Independent States (CIS), for all indications excluding ocular conditions.

Under the terms of the agreement, Pharmstandard is obligated to pay AVEO an upfront payment of $1.5 million.  AVEO is also eligible to receive up to $7.5 million in connection with the first marketing authorization of tivozanib in Russia, $3.0 million for each additional approved indication thereafter and a high single-digit royalty on net sales in the above mentioned territories.  Pharmstandard will be responsible for all activities and costs associated with the further development, regulatory filings, health services and commercialization of tivozanib in the specified territories.  A percentage of all upfront, milestone and royalty payments received by AVEO are due to Kyowa Hakko Kirin as a sublicensing fee.

“Similar to our agreement with Ophthotech, this transaction represents an opportunity to monetize tivozanib in areas outside of our core strategic focus, and we believe that this agreement further validates the body of clinical data for, and unique product profile of, tivozanib” said Michael Bailey, president and chief executive officer of AVEO.  “We will continue to explore additional strategies to unlock the value of this asset, and remain committed to our goal of leveraging biomarker data and external partnerships to advance our pipeline.”

About Tivozanib

Tivozanib is an oral, once-daily, investigational vascular endothelial growth factor (VEGF) tyrosine kinase inhibitor (TKI).  It is a potent, selective and long half-life inhibitor of all three VEGF receptors and is designed to optimize VEGF blockade while minimizing off-target toxicities, potentially resulting in improved efficacy and minimal dose modifications.  Tivozanib has been evaluated in several tumors types, including renal cell, colorectal and breast cancers.

About AVEO

AVEO Oncology (AVEO) is a biopharmaceutical company committed to developing targeted therapies through biomarker-driven insights to provide improvements in patient outcomes where significant unmet medical needs exist.  AVEO’s proprietary Human Response Platform™ has delivered unique insights into cancer and related disease biology that AVEO is seeking to leverage in the clinical development strategy of its therapeutic candidates.  For more information, please visit the Company’s website at www.aveooncology.com.

About Pharmstandard Group

Pharmstandard OJSC and its subsidiaries (“Pharmstandard Group”), Russia’s leading pharmaceutical group, develops and manufactures high-quality modern pharmaceutical products to meet the requirements of the healthcare system and the expectations of patients.  Pharmstandard Group manufactures more than 250 pharmaceutical products including drugs for treatments of cardio-vascular diseases, diabetes, growth hormone deficiency, gastroenterological, neurological, contagious diseases, metabolic disorders, cancer and other diseases.  95 Pharmstandard Group’ products are included in the Russian Government’s list of Vital and Essential Pharmaceuticals.  For more information, please visit the Pharmstandard’s website at http://pharmstd.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties.  All statements, other than statements of historical fact, contained in this press release are forward-looking statements.  The words “anticipate,” “expect,” “intend,” “may,” “plan,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  These forward looking statements include among others statements about the expected benefits of AVEO’s agreement with Pharmstandard, the amount, timing and potential receipt of payments under the Pharmstandard agreement, and AVEO’s ongoing plans to explore additional strategies for tivozanib and leverage its biomarker data and external partnerships to advance its pipeline.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to:  AVEO’s ability to maintain its agreement with Pharmstandard,  AVEO’s ability, and the ability of any licensees,  to demonstrate to the satisfaction of applicable regulatory agencies the safety, efficacy and clinically meaningful benefit of  AVEO’s product candidates; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to successfully enroll and complete clinical trials of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” in AVEO’s most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the SEC.  The forward-looking statements in this press release represent AVEO’s views as of the date of this press release.  AVEO anticipates that subsequent events and developments may cause its views to change.  While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.  You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

Company, Media and Investor Contact:
David Pitts, Argot Partners
(212) 600-1902
aveo@argotpartners.com

SIGNED for and on behalf of		SIGNED for and on behalf of

JSC Pharmstandard- Ufimskiy Vitamin Plant:		AVEO PHARMACEUTICALS, INC.

by Kreiman V.A.

Signature:	/s/ illegible	By:	/s/ Michael P. Bailey
Title:	General director		Name: Michael P. Bailey
Title: President & Chief Executive Officer

By:

Exhibit F:Forms of Royalty Reports

1. Preliminary Royalty Report

Gross to Net Sales

	Gross to Net Reporting Structure	1st Quarter	2nd Quarter	3rd Quarter	Full Year	Description
а)	Gross Sales Invoiced (excl. VAT and less any of the applicable deductions related to such sale as listed in Sections 1.49(a) and 1.49(b))					Sales amount billed to the customer for product shipped
b) =b1 + b2 b1 b2	Returns (P&L Impact) Returns (Actually paid) Change to Returns Reserve *					Credits issued to customers for product returned within the terms of the licensee policy for returned goods (including withdrawals and recalls).
с) = с1 + c2 с1 с2	Customer Rebates (P&L Impact) Customer Rebates (Actually Paid) Change Customer Rebates Reserve *

Customer rebates such as volume (quantity) discounts or price reductions.  Customer rebates are performance-based reimbursements offered to selected customers and are typically based on volume and/or market share performance over a given period.

	Gross to Net Reporting Structure	1st Quarter	2nd Quarter	3rd Quarter	Full Year	Description
d) = d1 + d2 d1 d2	Governmental Price Reductions (P&L Impact) Governmental Price Reductions (Actually Paid) Change to Governmental Price Reductions Reserve *					Applicable if Governmental health authorities and/or healthcare regulatory agencies have established rebates/schemes to retroactively recover some of their payments made to pharmaceutical companies.
e) = e1 + e2 e1 e2	Contract Pricing Chargebacks (P&L Impact) Contract Pricing Chargebacks (Actually Paid) Change Contract Pricing Chargebacks Reserve*

Applicable if wholesaler sells the product to customers that have contract with licensee at a lower price than the standard price.  In this situation the wholesaler charges licensee the deference between his standard price and the contract price plus a handing fee.

f) = f1 + f2 f1 f2	Cash Discounts (P&L Impact) Cash discounts (Actually paid) Change to Cash Discount Reserve *					Discount incentive if customer pays within a certain number of days
g) = g1 + g2 g1 g2	Discounts (P&L Impact Discounts (Actually Paid) Change to Discounts Reserve *					Other discounts than these listed above and given that the discounts are accounted for on a product by product basis

	Gross to Net Reporting Structure	1st Quarter	2nd Quarter	3rd Quarter	Full Year	Description
h) = h1 + h2 h1	Sales taxes and other taxes (P&L Impact) Sales taxes and other taxes (Actually Paid)					Taxes which are directly linked to and linked in the Gross Sales amount as computed on a product basis (excluding value added taxes, income and franchise taxes)
i)	Duties (P&L Impact)					Duty charges or levies imposed upon or measured by the import, export, use, manufacture or sale of the product (given that these duties are accounted for on a product by product basis)
j)	Freight (P&L Impact)					Transport costs, charges, and insurance for outward freight to third party customers (given that these freight costs are accounted for on a product by product basis).
K) = a)- (b to j)	Net Sales					Gross Sales Invoiced (excl. VAT) minus all Gross to Net deductions.

*

The “Change to Reserve” items refer to the amount by which the respective balance sheet reserve account changed during the reporting period.  For example, if the starting/opening balance of the “Returns reserve” balance sheet account during the reporting period is 100 and the “Return Reserve” balance sheet ending/closing balance is 90, the “Change to Return

Reserve” for the reporting period was -10

Exhibit F:Forms of Royalty Reports (continued)

2. Final Royalty Report

Gross to Net Sales

	Gross to Net Reporting Structure	1st Quarter	2nd Quarter	3rd Quarter	Full Year	Description
а)	Gross Sales Invoiced (excl. VAT and less any of the applicable deductions related to such sale as listed in Sections 1.49(a) and 1.49(b))					Sales amount billed to the customer for product shipped
Ь) =b1 + b2 b1 b2	Returns (P&L Impact) Returns (Actually paid) Change to Returns Reserve *					Credits issued to customers for product returned within the terms of the licensee policy for returned goods (including withdrawals and recalls).
с) = с1 + c2 с1 с2	Customer Rebates (P&L Impact Customer Rebates (Actually Paid) Change Customer Rebates Reserve *

Customer rebates such as volume (quantity) discounts or price reductions. Customer rebates are performance-based reimbursements offered to selected customers and are typically based on volume and/or market share performance over a given period.

	Gross to Net Reporting Structure	1st Quarter	2nd Quarter	3rd Quarter	Full Year	Description
d) = d1 + d2 d1 d2	Governmental Price Reductions (P&L Impact) Governmental Price Reductions (Actually Paid) Change to Governmental Price Reductions Reserve *					Applicable if Governmental health authorities and/or healthcare regulatory agencies have established rebates/schemes to retroactively recover some of their payments made to pharmaceutical companies.
e) = e1 + e2 e1 e2	Contract Pricing Chargebacks (P&L Impact) Contract Pricing Chargebacks (Actually Paid) Change Contract Pricing Chargebacks Reserve*

Applicable if wholesaler sells the product to customers that have contract with licensee at a lower price than the standard price.  In this situation the wholesaler charges licensee the deference between his standard price and the contract price plus a handing fee.

f) = f1 + f2 f1 f2	Cash Discounts (P&L Impact) Cash discounts (Actually paid) Change to Cash Discount Reserve *					Discount incentive if customer pays within a certain number of days
g) = g1 + g2 g1 g2	Discounts (P&L Impact) Discounts (Actually Paid) Change to Discounts Reserve *					Other discounts than these listed above and given that the discounts are accounted for on a product by product basis

	Gross to Net Reporting Structure	1st Quarter	2nd Quarter	3rd Quarter	Full Year	Description
h) = h1 + h2 h1	Sales taxes and other taxes (P&L Impact) Sales taxes and other taxes (Actually Paid)					Taxes which are directly linked to and linked in the Gross Sales amount as computed on a product basis (excluding value added taxes, income and franchise taxes)
i)	Duties (P&L Impact					Duty charges or levies imposed upon or measured by the import, export, use, manufacture or sale of the product (given that these duties are accounted for on a product by product basis)
j)	Freight (P&L Impact)					Transport costs, charges, and insurance for outward freight to third party customers (given that these freight costs are accounted for on a product by product basis).
K) = a)- (b to j)	Net Sales					Gross Sales Invoiced (excl. VAT) minus all Gross to Net deductions.

SIGNED for and on behalf of		SIGNED for and on behalf of

JSC Pharmstandard- Ufimskiy Vitamin Plant:		AVEO PHARMACEUTICALS, INC.

by Kreiman V.A.

Signature:	/s/ illegible	By:	/s/ Michael P. Bailey
Title:	General director		Name: Michael P. Bailey
Title: President & Chief Executive Officer

By:

Exhibit G:

FORM OF ACT OF TRANSFER AND ACCEPTANCE WITH REGARD TO THE LICENSED TECHNOLOGY ACT OF TRANSFER AND ACCEPTANCE WITH REGARD TO THE LICENSED TECHNOLOGY

according to clause 2.11 of License Agreement dated __ July, 2015.

AVEO PHARMACEUTICALS, INC., a Delaware corporation with its principal offices at One Broadway, 14th Floor, Cambridge, Massachusetts 02142, U.S.A. (“AVEO”) gave and JSC “Pharmstandard- Ufimskiy Vitamin Plant”, a company registered under the laws of the Russian Federation accepted documentation which represents the Licensed Technology listed as follows:

1)Licensed Patents (attach Exhibit B)

2)Listed AVEO Know-How (attach Exhibit C)

3)Licensed Know-How (attach Exhibit D)

4)All Clinical Regulatory Filings, Safety Data and CMC data related to the development, manufacture or commercialization of the Licensed Compound or a Licensed Product in the Field

SIGNED for and on behalf of		SIGNED for and on behalf of

JSC Pharmstandard- Ufimskiy Vitamin Plant:		AVEO PHARMACEUTICALS, INC.

by Kreiman V.A.

Signature:	/s/ illegible	By:	/s/ Michael P. Bailey
Title:	General director		Name: Michael P. Bailey
Title: President & Chief Executive Officer

By:

G-1

Exhibit H: «AVEO» BANK DETAILS

AVEO bank details:

[**]
ABA/Routing #: [**]
SWIFTCODE: [**]
Credit Acct Name: AVEO Pharmaceuticals, Inc.
Credit Acct Number: [**]

SIGNED for and on behalf of		SIGNED for and on behalf of

JSC Pharmstandard- Ufimskiy Vitamin Plant:		AVEO PHARMACEUTICALS, INC.

by Kreiman V.A.

Signature:	/s/ illegible	By:	/s/ Michael P. Bailey
Title:	General director		Name: Michael P. Bailey
Title: President & Chief Executive Officer

By:

H-1